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                          Foodarama Supermarkets, Inc.



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                      Growing With The Needs Of Our Market
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                               1997 Annual Report

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Foodarama Supermarkets, Inc.



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Designed by Curran & Connors, Inc.

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                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                               Howell, New Jersey



                                   ----------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 7, 1998
                                   ----------


     The Annual Meeting of Shareholders (the "Meeting") of Foodarama Supermarkets, Inc. (the "Company") will be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on April 7, 1998 at 10:30 A.M. (local time), for the following purposes:

     1.   To elect a Board of four Directors; and

     2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on February 24, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of shareholders as of the record date will be available to shareholders at the Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. SHAREHOLDERS WHO DO NOT EXPECT TO BE ABLE TO ATTEND THE MEETING ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CAN BE PRESENT AT THE MEETING.


                                        By Order of the Board of Directors,


                                        /s/  Richard J. Saker
                                        ---------------------------
Howell, New Jersey                      Richard J. Saker,
March 4, 1998                           Secretary

                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                               Howell, New Jersey


                                   ----------
                                 PROXY STATEMENT
                                   ----------


                               GENERAL INFORMATION

     This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of Foodarama Supermarkets, Inc. (the "Company") in connection with the solicitation, by and on behalf of the management of the Company, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on April 7, 1998 at 10:30 A.M. (local time) and at all postponements or adjournments thereof.

     The securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. The number of outstanding shares of Common Stock on February 24, 1998 was 1,117,150. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote is required for the election of Directors. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, authority withheld for any nominee for Director and any abstentions or broker non-votes. Authority withheld will be counted toward the tabulation of total votes cast in the election of Directors and will have the same effect as a negative vote. Any proxy submitted and containing an abstention or a broker non-vote is not counted as a vote cast on any matter to which it relates and will only be counted for purposes of determining whether a quorum is present at the meeting.

     All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies have previously been revoked. Unless otherwise instructed, the shares of Common Stock represented by such proxies will be voted "for" the election of management's nominees for Director. Management does not know of any other matter to be brought before the Annual Meeting, but it is intended that, as to any such other matter, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder.

     The Company's address is 922 Highway 33, Building 6, Suite 1, Howell, New Jersey and its telephone number is (732) 462-4700. The notice, proxy statement and enclosed form of proxy are being mailed to shareholders on or about March 4, 1998.

     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (a) delivering written notice of such revocation to the Secretary of the Company at its offices; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Annual Meeting and requesting the return of his or her proxy.


     YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.


2

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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

PRINCIPAL
SHAREHOLDERS

The following table shows, as of February 24, 1998, the persons known to the Company who owned directly or beneficially more than 5% of the outstanding Common Stock of the Company:

                                                         Amount
                                                      Beneficially    Percent of
        Name of Beneficial Owner                          Owned          Class
        ------------------------                      ------------    ----------

Joseph J. Saker(1)(2)(3).............................    334,327         29.9
Estate of Mary Saker(1)(3)...........................     63,298          5.7
Richard J. Saker(1)(4)...............................     81,549          7.3
Dimensional Fund Advisors, Inc.(5)...................     87,000          7.8
Arthur N. Abbey(6)...................................    108,000          9.7

----------
(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

(2) Includes 13,378 shares held by his wife and 31,649 shares willed to him by Mary Saker.

(3) Mary Saker, deceased, was the mother of Joseph J. Saker. One-half or 31,649 of her shares have been willed to Joseph J. Saker.

(4) Includes 1,760 shares held by his wife, of which shares Mr. Richard J. Saker disclaims beneficial ownership.

(5) The address of Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Based upon a copy of Schedule 13G dated February 9, 1998 and filed with the Securities and Exchange Commission, Dimensional is deemed to have beneficial ownership of 87,000 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc. (the "Fund"), a registered open-end investment company, or in series of the DFAInvestment Trust Company, a Delaware business trust, the DFA Group Trust or the DFA Participation Group Trust (collectively the "Trusts"), investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 52,200 shares and persons who are officers of Dimensional also serve as officers of the Fund and Trusts and in such capacity such persons vote the remaining 34,800 shares. Dimensional disclaims beneficial ownership of all such shares. Dimensional has reported in its Schedule 13G that these shares are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the Common Stock.

(6) The address of Arthur N. Abbey is 212 East 39th Street, New York, N.Y. 10016. Based upon a copy of schedule 13D dated October 8, 1996 and filed with the Securities and Exchange Commission on October 8, 1996, Mr. Abbey has sole voting power.


3

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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

SECURITIES OWNED
BY MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 24, 1998, by each director of the Company, the executive officers of the Company on such date and the executive officers and directors as a group. Except as set forth in the footnotes to this table, the shareholders have sole voting and investment power over such shares.

                                                          Amount
                                                      Beneficially    Percent of
        Name of Beneficial Owner                         Owned          Class
        ------------------------                      ------------    ----------
Joseph J. Saker(1)(2)................................   334,327         29.9
Richard J. Saker(1)(3)...............................    81,549          7.3
Albert A. Zager(1)...................................     1,500            *
Charles T. Parton(1).................................     2,500            *
Michael Shapiro(1)(4)................................     2,000            *
Emory A. Altobelli(1)................................        25            *
Carl L. Montanaro(1).................................        15            *
Robert V. Spires(1)..................................     1,000            *
Joseph C. Troilo(1)(5)...............................     1,902            *
Directors and Executive Officers as a group
  (9 persons)(2)(3)(4)(5)(6)                            424,818         38.0

(*)  Less than one percent.

(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

(2) Includes 13,378 shares held by his wife and 31,649 shares willed to him by Mary Saker.

(3) Includes 1,760 shares held by his wife, of which shares Mr. Richard J. Saker disclaims beneficial ownership.

(4)  Owned jointly with Mr. Shapiro's wife.

(5) Includes an aggregate of 250 shares held by Mr. Troilo's wife and son, of which shares he disclaims beneficial ownership.

(6)  Of the 424,818 shares, 419,876 are owned by the directors of the Company.

Joseph J. Saker has obtained loans in connection with personal investments and other obligations and has pledged 228,700 shares of the Company's CommonStock, beneficially owned by him, to secure such loans. All of such loans were made for varying terms and interest rates by the respective lenders pursuant to routine promissory notes and agreements, under which the material events of default consist of nonpayment of principal or interest when due, adverse change in the financial condition of the borrower, material impairment of the collateral and death.

The Company's Revolving Credit and Term Loan Agreement (the "Loan Agreement"), provides that an event of default shall occur if Messrs. Joseph J. Saker and Richard J.Saker together, do not own, beneficially and all voting rights with respect to at least 35% of all of the issued and outstanding capital Common Stock of the Company.

In 1993, the Company sold to Wakefern Food Corporation ("Wakefern") 136,000 shares of 8% Cumulative Convertible Preferred Stock, par value $12.50 per share (the "Preferred Stock"), for a total of $1,700,000. The Preferred Stock was convertible into shares of the Company's Common Stock at any time after March 31, 1997 and, subject to the Company's compliance with certain requirements contained in its Amended and Restated Credit Agreement, redeemable at par value plus accrued and unpaid dividends. The Preferred Stock was redeemed and cancelled on March 31, 1997, at par value, for $1,700,000. As of the redemption date, all dividends on the Preferred Stock had been declared and paid.


4

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ANNUAL REPORT 1997
================================================================================

NOMINEES AS
DIRECTORS
OF THE COMPANY

It is intended that the shares of the Company's Common Stock represented by proxies solicited hereby will be voted for the four nominees listed below. If for any reason any of the said nominees should be unable or unwilling to serve, which is not now anticipated, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. The Directors will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualified.

                                                                                       Year First
                                                                                        Elected a
                   Name and Age                        Principal Occupation             Director
                   -------------                     ----------------------             --------
Joseph J. Saker (69).............................    Chairman of the Board and            1958
                                                       President of the Company

Richard J. Saker (46)............................    Executive Vice President --          1987
                                                       Operations and Secretary
                                                       of the Company

Charles T. Parton (56)...........................    President and Director               1995
                                                       of Concorde Science
                                                       & Technology, Inc.,
                                                       Import Brokers

Albert A. Zager, Esquire (49)....................    Partner -- Carton, Witt,             1995
                                                       Arvanitis & Bariscillo, LLC,
                                                       Attorneys

Mr. Joseph J. Saker has been President of the Company since its incorporation in 1958 and Chairman since 1971. In addition to his responsibilities with the Company, he serves on the Board of Governors of the Food Marketing Educational Foundation of St. Joseph's University (Philadelphia); is a member of the Board of Directors of Wakefern Food Corporation, and is active in other community affairs.

Mr. Richard J. Saker, a graduate of St. Joseph's University, has been employed by the Company since 1969, and has served as Senior Vice President - Operations from 1984 until 1995 at which time he assumed the position of Executive Vice President of Operations. He is the son of Joseph J. Saker.

Mr. Parton has been a financial executive, consultant and Certified Financial Planner for the last five years. He is Executive Vice President and Treasurer of The Parton Corporation. He is also a Director of Kuehne Chemical Co., Inc. (chlorine and caustic soda products).

Mr. Zager has been a member of Carton, Witt, Arvanitis & Bariscillo, LLC since 1977. He is President of the Board of Directors of the Center for Holocaust Studies of Brookdale College and outside General Counsel for Meridian Health System, Inc.


5

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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

DIRECTORS MEETINGS
AND COMMITTEES

The Company held seven meetings of its Board of Directors during the fiscal year ended November 1, 1997.

The Board of Directors of the Company has appointed Executive, Audit and Stock Option Committees. The Board of Directors performs the functions of a board compensation committee. The Executive Committee, which consists of Messrs. Joseph J. Saker and Richard J. Saker, generally holds weekly meetings. The Audit and Stock Option Committees both consist of Messrs. Parton and Zager. The Audit Committee is responsible for recommending a firm of independent auditors for the Company each year and reviews the results of the annual audit with the auditors. During the fiscal year ended November 1, 1997, the Audit Committee held two meetings and there were no meetings of the Stock Option Committee.


================================================================================

EXECUTIVE OFFICERS
OF THE COMPANY

The executive officers of the Company are as set forth below:

                     Name                    Age        Capacities in Which Served
                     ----                    ---        --------------------------
Joseph J. Saker (1).....................     69      Chairman of the Board and President

Richard J. Saker (1)....................     46      Executive Vice President -- Operations,
                                                       and Secretary

Michael Shapiro (2).....................     56      Senior Vice President, Chief Financial
                                                       Officer and Treasurer

Emory A. Altobelli (3)..................     57      Senior Vice President -- Corporate
                                                       Subsidiaries and Services

Carl L. Montanaro (4)...................     56      Senior Vice President -- Sales and
                                                       Merchandising

Robert V. Spires (5)....................     44      Senior Vice President -- Human
                                                       Resources and Labor Relations

Joseph C. Troilo (6)....................     64      Senior Vice President -- Financial
                                                       Administration, Assistant Secretary
                                                       and Assistant Treasurer

----------
(1)  See Nominees as Directors of the Company.

(2) Mr. Shapiro joined the Company on August 15, 1994 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that he was Vice President, Finance and Operations of Apex One, Inc. from January 1992 to April 1994. From August 1989 to January 1992 he was Vice President Finance of Fidelity Land Development Corporation.

(3) Mr. Altobelli has served as Senior Vice President - Corporate Subsidiaries and Services since June 21, 1995. Prior to such date he served as Senior Vice President - Administration since June 1990.

(4) Mr. Montanaro was promoted to Senior Vice President on June 21, 1995. From March 1988 to such date he served as Vice President of Sales and Merchandising.

(5) Mr. Spires was promoted to Senior Vice President on June 21, 1995. From August 1991 to such date, he served as Vice President of Human Resources and Labor Relations.

(6) Mr. Troilo has served as Senior Vice President - Financial Administration since August 1994. From 1974 to such date, he served as Senior Vice President - Finance.

ANNUAL REPORT 1997
================================================================================

EXECUTIVE
COMPENSATION

The aggregate compensation paid or accrued by the Company during the last three fiscal years ended October 28, 1995, November 2, 1996 and November 1, 1997 to the Chief Executive Officer of the Company and to the four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation in salary and bonus exceeded $100,000 in the last fiscal year is set forth in the following table.

                                     Summary Compensation Table
                                     --------------------------
                                                          Annual Compensation       All Other
                                                          -------------------
Name and Principal Position                        Year    Salary      Bonus      Compensation
----------------------------------------------------------------------------------------------
Joseph J. Saker ................................  1997   $300,000    $11,538(1)    $ 79,100(3)
  President and Chief Executive Officer           1996    275,090                    54,400(3)
                                                  1995    224,900     45,000(2)      54,500(3)

Richard J. Saker ...............................  1997    294,615     10,961(1)     195,900(3)
  Executive Vice President,                       1996    254,808                   159,200(3)
  Chief Operating Officer and Secretary           1995    227,453     40,000(2)     176,000(3)

Michael Shapiro ................................  1997    163,339      6,183(1)          --
  Senior Vice President, Chief Financial Officer  1996    161,066                        --
  and Treasurer                                   1995    144,977                        --

Carl L. Montanaro ..............................  1997    133,031      4,740(1)      13,200(3)
  Senior Vice President --                        1996    128,680                       400(3)
  Sales and Merchandising                         1995    117,388                     1,400(3)

Emory A. Altobelli .............................  1997    125,627      4,721(1)      26,800(3)
  Senior Vice President --                        1996    122,157                    21,000(3)
  Corporate Subsidiaries and Services             1995    115,328                    21,600(3)

(1) Bonuses paid pursuant to a resolution adopted by the Board of Directors of the Company on December 19, 1997 to award one-time bonus compensation in the aggregate amount of $116,000 to certain non-union salaried employees of the Company.

(2) Bonuses of $45,000 and $40,000 were paid to Joseph J. Saker and Richard J. Saker, respectively, pursuant to a fiscal 1995 bonus program adopted by the Board of Directors of the Company on May 30, 1995 for the Company's President and Chief Executive Officer and Executive Vice President and Chief Operating Officer (the "Bonus Program"). Under the Bonus Program, Joseph J. Saker and Richard J. Saker were awarded $22,500 and $20,000, respectively, contemporaneously with the Board's adoption of the Bonus Program in recognition of their efforts in connection with the Company's refinancing of its outstanding institutional indebtedness in February, 1995. The remaining bonus amounts of $22,500 and $20,000 were earned based upon the achievement of certain corporate goals specified in the Bonus Program.

(3) The amount set forth in this column represents annual compensation accrued for, based on current compensation and certain actuarial assumptions, but not paid to, the applicable named executive officer under the Company's Deferred Compensation Plan, which was approved by the Board of Directors on January 17, 1989. Amounts payable at retirement under the Deferred Compensation Plan range from 40% to 50% of the employee's highest average compensation over a five-year period less primary Social Security, pension plan benefits and 401k benefits and are payable until death, but for a minimum of 120 months. This Plan covers six executive officers and other key employees and is intended to supplement the Company's retirement benefits. Amounts payable under the Deferred Compensation Plan are not payable until the earlier of the death or retirement of the covered employee. The Company anticipates paying for benefits as they become due out of current operating income, but expects over the long term that such payments will be recouped out of proceeds of life insurance purchased by the Company on the lives of the Deferred Compensation Plan's beneficiaries. The current annual premiums for all employees covered by this plan are approximately $55,000.

     The Deferred Compensation Plan provides for a pre-retirement death benefit of one-half the amount payable upon retirement, actuarially computed, payable to the employee's beneficiary over 120 months. If the employee dies after retirement, such employee's beneficiary will receive the same benefit the employee would have received if the employee had lived for 120 months.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

PENSION PLAN

The Company maintains a defined benefit pension plan for eligible employees. Full vesting occurs after five years of service. Benefits upon retirement prior to age 65 are reduced actuarially. Benefits under the plan are determined by a formula equal to .6% times the highest five consecutive year average of a participant's compensation times the total years of service. The following sets forth the estimated annual benefits payable upon normal retirement at age 65. The plan also provides for lump sum payments. Pursuant to a resolution adopted by the Board of Directors of the Company on September 24, 1997 future benefit accruals for participants in the plan were frozen effective September 30, 1997. In lieu of contributions to the defined benefit pension plan, the Board of Directors of the Company on September 24, 1997 adopted a resolution whereby the Company shall contribute to the 401(k) plan, for the period commencing October 1, 1997 and ending December 31, 1998, an amount equal to the sum of (a) two percent (2%) of the compensation of 401(k) plan participants; and (b) $.25 for every $1.00 contributed to the 401(k) plan by the participants for up to the first 6% of the participant's compensation. Prior to October 1, 1997 the Company did not make any contributions to the 401(k) plan.

                                               Years of Service
                                ------------------------------------------------
Remuneration                      15        20        25        30        35
--------------------------------------------------------------------------------
$100,000......................  $ 7,500   $10,000   $12,500   $15,000   $17,500
 125,000......................    9,375    12,500    15,625    18,750    21,875
 150,000......................   11,250    15,000    18,750    22,500    26,250
 175,000......................   13,125    17,500    21,875    26,250    30,625
 200,000......................   15,000    20,000    25,000    30,000    35,000
 225,000......................   16,875    22,500    28,125    33,750    39,375
 250,000......................   18,750    25,000    31,250    37,500    43,750
 275,000......................   20,625    27,500    34,375    41,250    48,125
 300,000......................   22,500    30,000    37,500    45,000    52,500

For purposes of vesting benefits under the Pension Plan, the Company has credited Joseph J. Saker with 39 years of service; Richard J. Saker with 23 years of service; Michael Shapiro with 3 years of service; Emory A. Altobelli with 14 years of service; and Carl L. Montanaro with 35 years of service.


Mr. Joseph J. Saker received a lump sum distribution of $403,878 in January 1995, representing the amount of his vested interest in the Pension Plan.


================================================================================

DIRECTORS
COMPENSATION

All non-employee directors receive, in addition to reimbursement for their reasonable expenses associated with attendance at Board Meetings, an annual retainer fee of $10,000 payable quarterly in advance, and a participation fee of $1,000 for each meeting of the Board attended. All non-employee members of the Audit Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Audit Committee Meetings, a fee of $1,000 for each Audit Committee meeting attended if held on a day other than a day on which a Board meeting is held. All non-employee members of the Stock Option Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Stock Option Committee Meetings, a fee of $500 for each Stock Option Committee meeting attended if held on a day other than a day on which a Board Meeting is held.


The Company paid a total of $31,500 during the fiscal year ended November 1, 1997 to directors who are not employees of the Company.

ANNUAL REPORT 1997
================================================================================

COMPLIANCE WITH
REPORTING
REQUIREMENTS

The Company believes that, during the fiscal year ended November 1, 1997, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.


================================================================================

COMPENSATION
COMMITTEE
INTERLOCKS AND
INSIDER PARTICIPATION
IN COMPENSATION
DECISIONS

For the fiscal year ended November 1, 1997, the Board of Directors performed the functions of a board compensation committee. Executive Officers who served on the Board of Directors were Mr. Joseph J. Saker, Chairman of the Board, President and Chief Executive Officer, and Mr. Richard J. Saker, Executive Vice President, Chief Operating Officer, and Secretary.


================================================================================

COMPENSATION
REPORT OF THE
BOARD OF DIRECTORS

The Board of Directors has acted as a Compensation Committee of the Board and has acted upon the compensation paid to the Company's Chairman, President and Chief Executive Officer and its Executive Vice President and Chief Operating Officer. After evaluation of several factors, including compensation paid for like positions in comparable companies and the minimal level of salary increases for these positions over several years, the independent members of the Board of Directors approved an increase in the salary paid to each of Mr. Joseph J. Saker, President and Chief Executive Officer of the Company, and Mr. Richard J. Saker, Executive Vice President and Chief Operating Officer of the Company, in fiscal 1997. The independent members of the Board of Directors believe that the compensation paid to these executive officers was below that for like positions in comparable companies. In addition, based on the Company's performance in fiscal 1997, the Board of Directors awarded a one-time bonus to certain non-union salaried employees of the Company, including Mr. Joseph J. Saker and Mr. Richard J. Saker who received $11,538 and $10,961, respectively. See "Executive Compensation--Summary Compensation Table."

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

PERFORMANCE
ANALYSIS

Set forth below is a line graph comparing the cumulative total return of the Company, the AMEX Market Value Index and the Standard &Poor's 500 Composite Stock Price Index for the five years commencing October 31, 1992 and ended November 1, 1997.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]


                          FOODARAMA SUPERMARKETS, INC.
                            PRICE PERFORMANCE GRAPH

                           Foodarama     Amex Market      S&P 500
                           ---------     -----------      -------
          1992 ...........   $100           $100            $100
          1993 ...........   $ 98           $126            $113
          1994 ...........   $ 76           $120            $117
          1995 ...........   $ 77           $137            $152
          1996 ...........   $ 90           $149            $183
          1997 ...........   $117           $177            $257

ANNUAL REPORT 1997
================================================================================

CERTAIN
TRANSACTIONS

(a)  Certain Business Relationships and Related Party Transactions

As required by the By-Laws of Wakefern, a retailer-owned food distribution corporation which provides purchasing, warehousing and distribution services to the Company as well as other retail supermarket chains, the obligations owed by the Company to Wakefern are personally guaranteed by Joseph J. Saker and Richard
J. Saker. As of February 7, 1998 the Company was indebted to Wakefern in the amount of approximately $24,762,000 for current charges in the ordinary course of business. Wakefern presently requires each of its shareholders to invest up to $450,000 in Wakefern's non-voting capital stock for each store operated by it, computed in accordance with a formula based on the volume of such store's purchases from Wakefern.

As of November 1, 1997 the Company had a 12.9% investment in Wakefern of $8,427,000. As a shareholder member of Wakefern, the Company earns a share of an annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year.

As of November 1, 1997, the Company was indebted in connection with an investment in Wakefern. The debt of $757,000 was non-interest bearing and payable in scheduled installments over a period of up to six years. Additional information with respect to the Company's relationship with Wakefern is contained in the Company's 1997 Annual Report on Form 10-K and in the notes to the Company's 1997 financial statements.

The Company also has an investment in Insure-Rite, Ltd., another company affiliated with Wakefern, which was $829,000 and $788,000 at November 1, 1997 and November 2, 1996, respectively. Insure-Rite, Ltd. provides the Company with its general liability and property insurance coverage. The Company paid $2,702,000 for such insurance coverage in fiscal 1997 and believes that such amount is comparable to the amount that would be charged by a similarly situated unaffiliated general liability and property insurer.

The Company leases from Joseph J. Saker, the President of the Company, and his wife, doing business as Saker Enterprises, a 57,000 square foot supermarket in Freehold, New Jersey, under a lease terminating in 2003. The Company also leases from Saker Enterprises a 5,200 square foot garden center building and 5,000 square feet of yard area under a lease expiring December 31, 1998 and 9,000 square feet of space for its liquor store under a lease expiring December 31, 2003, both of which are located in the same shopping center as the supermarket. During the fiscal year ended November 1, 1997, aggregate amounts for rent (including taxes and insurance) of $557,000, $112,000 and $144,000 were paid by the Company to Saker Enterprises for the supermarket, garden center and liquor store, respectively.

The Company believes that the terms of the foregoing transactions are comparable to those available for non-affiliated persons in the respective localities.

See "Securities Owned by Management" for information with respect to the redemption of Preferred Stock held by Wakefern.


(b)  Indebtedness of Management

Joseph J. Saker, President of the Company, and doing business as Saker Enterprises, is indebted to the Company for advances made for construction on the South Freehold shopping center and other advances, which in total aggregated $277,000 as of November 1, 1997 including accrued interest at 9% per annum. The indebtedness is evidenced by notes payable in equal quarterly installments beginning July 1, 1998 of $28,629, which payments include interest at 9% per annum.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

INDEPENDENT
CERTIFIED PUBLIC
ACCOUNTANTS

The firm of Amper, Politziner & Mattia P.A., Independent Certified Public Accountants, was retained as auditors to the Company for the year ended November 1, 1997, as recommended by the Audit Committee. The selection of the independent public accountants for the Company is made by the Board of Directors. A representative of Amper, Politziner & Mattia P.A. will be present at the meeting to make a statement, if desired, and to respond to appropriate questions.


================================================================================

ANNUAL REPORT

The Company's Annual Report to shareholders for the fiscal year ended November 1, 1997, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with the proxy solicitation. On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended November 1, 1997. Requests should be addressed to Mr. Joseph C. Troilo, Senior Vice President-Financial Administration, Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.


================================================================================

OTHER BUSINESS

Management is not aware at this time of any other matters to be presented for action. If however, any other matters properly come before the Annual Meeting, unless otherwise directed, the persons named on the proxy intend to vote in accordance with their judgment on the matters presented.


================================================================================

PROXY
SOLICITATION

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's directors, officers, or regular employees personally or by telephone or telegraph. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares and will be reimbursed by the Company for their reasonable expenses. The Company does not expect to pay any compensation to third parties for the solicitation of proxies, unless such solicitation has been requested by the Company.


================================================================================

SHAREHOLDER
PROPOSALS

A shareholder of the Company who wishes to present a proposal for action at the Company's 1999 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the Company by November 4, 1998.


                                        By Order of the Board of Directors,


                                        /s/  Richard J. Saker


Howell, New Jersey                      Richard J. Saker,
March 4, 1998                           Secretary

--------------------------------------------------------------------------------


[LOGO]

FOODARAMA SUPERMARKETS, INC.

Annual Report 1997




All statements, other than statements of historical fact, included in this Annual Report To Shareholders (the "Annual Report"), including without limitation the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements contained in this Annual Report. Such potential risks and uncertainties, include without limitation, competitive pressures from other supermarket operators and warehouse club stores, economic conditions in the Company's primary markets, consumer spending patterns, availability of capital, cost of labor, cost of goods sold, year 2000 issues related to computer applications and other risk factors detailed herein and in other of the Company's Securities and Exchange Commission filings. The forward-looking statements are made as of the date of this Annual Report and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those projected in such forward-looking statements.

--------------------------------------------------------------------------------

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

THE COMPANY

Operating 20 supermarkets in central New Jersey, Foodarama Supermarkets, Inc. is a member of the ShopRite group. In addition, the Company operates two liquor stores and two garden centers. The Company also operates meat and bakery commissaries. Foodarama stores offer shoppers a wide assortment of food and non-food items, in modern, attractive stores with ample parking immediately adjacent. Chief products sold include groceries, meat, fish, poultry, produce, dairy products, fresh fruits and vegetables, bakery products, frozen foods, delicatessen, prepared foods and appetizer goods. Non-foods include health and beauty aids, housewares and prescription drugs. Stores stock nationally advertised brands as well as products sold under the ShopRite label.


================================================================================

ROSTER OF
STORES

Aberdeen (Matawan)            Edison (Oak Tree Road)            Middletown
Belmar                        Franklin                          Montgomery
Bricktown                     Freehold                          Neptune
Brielle                       Hazlet (Keyport)                  Piscataway
East Brunswick                Hightstown                        Sayreville
Edison                        Lakewood                          West Long Branch
                              Marlboro                          Woodbridge


================================================================================

STOCK PRICE AND
DIVIDEND
INFORMATION

The Common Stock of Foodarama Supermarkets, Inc. is traded on the American Stock Exchange under the ticker symbol "FSM." High and low stock prices were as follows:

Fiscal Quarter Ended                                    High       Low
--------------------                                    ----       ---
February 1, 1997..................................     16-3/4     14
May 3, 1997.......................................     17-3/8     14-7/8
August 2, 1997....................................     19-1/2     17-1/2
November 1, 1997..................................     18-3/4     16-7/8
January 27, 1996..................................     13-5/8     10
April 27, 1996....................................     18-1/4     13-3/8
July 27, 1996.....................................     21-1/2     17
November 2, 1996..................................     17-1/2     14-1/4

No dividends have been declared or paid on the Company's Common Stock since October 1979. The Company has approximately 435 shareholders of record.


================================================================================
5 YEAR
SUMMARY OF
OPERATIONS

                                                       Fiscal Years Ended
                                -----------------------------------------------------------------
                                November 1    November 2,  October 28,   October 29,  October 30,
                                   1997         1996(a)       1995          1994         1993
                               ------------------------------------------------------------------
                                              (000's omitted except per share data)
Sales ........................  $  636,731    $  601,143   $  586,477    $  611,074   $  674,675
Cost of sales ................     475,764       449,077      438,222       462,407      516,095
                                ----------    ----------   ----------    ----------   ----------
Gross profit .................     160,967       152,066      148,255       148,667      158,580
                                ----------    ----------   ----------    ----------   ----------
Operating expenses ...........     155,939       146,992      142,849       145,244      166,158
Interest, net ................       3,994         3,339        4,146         4,666        6,479
Gain on sale of stores and
  real estate transactions ...        (656)           --         (474)         (549)     (11,199)
Extraordinary item ...........          --            --        1,848            --           --
Change in accounting .........          --            --          236            --           --
                                ----------    ----------   ----------    ----------   ----------
                                   159,277       150,331      148,605       149,361      161,438
                                ----------    ----------   ----------    ----------   ----------
Income (loss) before
  income taxes ...............       1,690         1,735         (350)         (694)      (2,858)
Income taxes (provision)
  benefit ....................        (626)         (339)         159           181          893
                                ----------    ----------   ----------    ----------   ----------
Net income (loss) ............  $    1,064    $    1,396   $     (191)   $     (513)  $   (1,965)
                                ==========    ==========   ==========    ==========   ==========
Income (loss) per
  common share ...............        $.90         $1.13        $(.29)        $(.58)      $(1.84)
                                ==========    ==========   ==========    ==========   ==========
Weighted average number
  of common shares
  outstanding ................   1,117,150     1,118,150    1,118,150     1,118,150    1,118,150
                                ==========    ==========   ==========    ==========   ==========

(a)  53 weeks

ANNUAL REPORT 1997
================================================================================

OFFICERS AND
DIRECTORS

DIRECTORS

+Joseph J. Saker
   Chairman of the Board and President
   Foodarama Supermarkets, Inc.

+Richard J. Saker
   Executive Vice President
   Foodarama Supermarkets, Inc.

*Albert A. Zager
   Partner
   Carton, Witt, Arvanitis & Bariscillo, LLC, Attorneys

*Charles T. Parton
   President,
   Concorde Science & Technology, Inc.
   Import Brokers

* Member, Audit and Stock Option Committees
+ Member, Executive Committee


EXECUTIVE OFFICERS

Joseph J. Saker
  Chairman of the Board and President

Richard J. Saker
  Executive Vice President Operations,
  and Secretary

Michael Shapiro
  Senior Vice President,
  Chief Financial Officer and Treasurer

Emory A. Altobelli
  Senior Vice President,
  Corporate Subsidiaries and Services

Carl L. Montanaro
  Senior Vice President,
  Sales and Merchandising

Robert V. Spires
  Senior Vice President,
  Human Resources and Labor Relations

Joseph C. Troilo
  Senior Vice President,
  Financial Administration,
  Assistant Secretary and
  Assistant Treasurer


GENERAL COUNSEL

Giordano, Halleran & Ciesla, PC
  125 Half Mile Road
  Middletown, N.J. 07748


AUDITORS

Amper, Politziner & Mattia P.A.
  2015 Lincoln Highway
  P.O. Box 988
  Edison, N.J. 08818-0988


TRANSFER AGENT AND REGISTRAR

American Stock Transfer Company
  40 Wall Street
  New York, N.Y. 10005


CORPORATE OFFICES

  922 Highway 33
  Building 6, Suite 1
  Howell, New Jersey 07731
  (732) 462-4700


FORM 10-K REPORT

A copy of the Company's Form 10-K Annual
Report, as filed with the Securities and Exchange Commission, is available to shareholders without charge upon written request to Mr. Joseph C. Troilo, Senior Vice
President, Foodarama Supermarkets, Inc.,
922 Highway 33, Building 6, Suite 1,
Freehold, New Jersey 07728.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

PRESIDENT'S
MESSAGE

Dear Shareholder:

The Company's financial condition remained strong in fiscal 1997. Working capital increased $500,000 and our working capital ratio remained at 1.1 to 1.0. Long-term debt, excluding capitalized leases, decreased $6.3 million dollars in fiscal 1997. The Preferred Stock of $1.7 million was redeemed March 31, 1997. The Credit Agreement with our primary lender was amended several times in the past year giving the Company improved terms, increased borrowing capacity and lower interest rates. A new loan facility for $1.7 million was created, the term of the agreement was extended for one year to February 15, 2000, all major financial covenants were eliminated except for the fixed charge coverage ratio which was redefined and renamed the debt service coverage ratio and interest rates were first reduced on all loans covered by the Credit Agreement and then fixed at 8.38% on the Term Loan C and Stock Redemption Facility components of the credit facility. The asset redeployment program was completed with the sale/leaseback of a supermarket property, the sale of the Company's interest in two real estate partnerships and the financing of two buildings owned by the Company. The net proceeds from these transactions were used to pay down the revolving credit facility.

Sales for fiscal 1997 increased 5.9% to $636,731,000 from $601,143,000 in the prior year. This increase was the result of improved sales in comparable stores and the opening of two new locations in June and July 1996 partially offset by the 53rd week in fiscal 1996. Same store sales increased 1.7% year to year after adjusting for the 53rd week in the prior year.

Net income declined to $1,064,000 or $.90 per share in fiscal 1997 compared to $1,396,000 or $1.13 per share in fiscal 1996. 1997 results included a net gain on real estate transactions of $413,000 or $.37 per share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $15,744,000 from $15,107,000 in the prior year period. Fiscal 1997 EBITDA includes $656,000 as a result of the gain on real estate transactions.

The two new World Class stores in Marlboro and Montgomery, New Jersey opened in June and July 1996 continue to improve and have been well received by our customers. Another World Class store was opened successfully on February 25, 1998 in East Windsor, New Jersey which is a replacement for an older, smaller facility in Hightstown, New Jersey. Construction has commenced on a World Class store in Bound Brook, New Jersey and the expansion of our location in West Long Branch is also underway. Additionally, three leases have been signed for replacement locations and plans are being finalized to expand one existing store. Also, negotiations are taking place to expand another existing store. All of the new or replacement stores as well as the expansion of existing locations will be World Class stores and should be completed over a three year period ending in fiscal 2000.

As part of our ongoing systems upgrade, installation of the new time and attendance system in all stores was completed in fiscal 1997. Additionally, a new direct store delivery system was installed in four stores in fiscal 1997. Installation of this system was completed in the remaining stores in the beginning of fiscal 1998. The Company is also using information obtained through its point of sale systems to supplement our advertising efforts with target marketing programs for specific customer groups. Both the Company and Wakefern Food Corporation have undertaken projects to address any year 2000 issues in our computer applications and store systems. At this time the Company does not anticipate any material costs or adverse consequences relative to year 2000 issues.

At this time, we want to extend our appreciation to our employees, shareholders and vendors for their continued loyalty and support. We also wish to express our gratitude to our customers for their continued patronage of the Foodarama ShopRite stores.






                        /s/     Joseph J. Saker      /s/  Richard J. Saker


                        Joseph J. Saker              Richard J. Saker
                        President and                Executive Vice President
                        Chief Executive Officer      and Chief Operating Officer

ANNUAL REPORT 1997
================================================================================

MANAGEMENT'S
DISCUSSION AND
ANALYSIS OF
FINANCIAL CONDITION
AND RESULTS
OF OPERATIONS


FINANCIAL CONDITION AND LIQUIDITY

The Company entered into a Revolving Credit and Term Loan Agreement on February 15, 1995 ("the Credit Agreement"), which was amended as of July 26, 1996 (the "Amended Credit Agreement"). The Amended Credit Agreement was assigned by the lending group to one financial institution on December 12, 1996, and was further amended as of May 2, 1997, October 28, 1997, November 14, 1997 and January 15, 1998 (the "Amended and Restated Credit Agreement"). The Amended and Restated Credit Agreement is secured by substantially all of the Company's assets and provides for a total commitment of $30,200,000, including a revolving credit facility of up to $17,500,000 and term loans referred to as Term Loan C in the amount of $11,000,000 and the Stock Redemption Facility in the amount of $1,700,000. The Amended and Restated Credit Agreement contains certain affirmative and negative covenants which, among other matters will require the maintenance of a debt service coverage ratio. The Company was in compliance with such covenants through November 1, 1997.

The Amended and Restated Credit Agreement (a) provides for a Stock Redemption Facility of $1,700,000 which the Company is required to use to repay the revolving credit facility for the monies used to redeem the Preferred Stock held by Wakefern on March 31, 1997; (b) revises the repayment schedule for Term Loan C to provide for a quarterly payment schedule through December 31, 1999 and a final payment of $500,000 on February 15, 2000; (c) amends certain definitions;
(d) changes certain borrowing limitations, including a provision which permits secured borrowing of up to $1,500,000 from third party lenders in fiscal 1997;
(e) eliminates all the major financial covenants except the fixed charge coverage ratio which was redefined and renamed the debt service coverage ratio;
(f) reduces interest rates on the revolving credit facility by 1.00% and on Term Loans by .75% to the Base Rate (defined below) plus .25% and .50%, respectively; and (g) redefines Term Loan C and the Stock Redemption Facility as Fixed Rate Loans. The interest rate on the Fixed Rate Loans is 8.38%. The Base Rate is the rate which is the greater of the (i) bank prime loan rate as published by the Board of Governors of the Federal Reserve System, or (ii) the Federal Funds rate, plus .50%. Additionally, the Company has the ability to use the London Interbank Offered Rate ("LIBOR") to determine the interest rate. Other terms and conditions of the Credit Agreement previously reported upon by the Company have not been modified.

The Company has pursued an asset redeployment program since entering into the Credit Agreement, utilizing the proceeds from the disposition of certain assets to repay indebtedness under the Credit Agreement. The program was completed November 14, 1997. The components of the asset redeployment program completed in 1997 were the sale/leaseback of a supermarket property in Aberdeen, New Jersey on February 3, 1997 for $2.3 million which resulted in a deferred gain of $199,000; the sale of a real estate partnership interest in a shopping center in West Long Branch, New Jersey in which the Company operates a supermarket on October 6, 1997 resulting in a gain of $140,000 and the receipt of $677,000 in payment of accounts receivable owed by the partnership to the Company; the sale of a real estate partnership interest in a non-supermarket property located in Shrewsbury, New Jersey on October 8, 1997 for $735,000 which resulted in a gain of the same amount; and the financing of two buildings owned by the Company and located in Linden, New Jersey on November 14, 1997. The proceeds from the financing, $1.5 million, were used to purchase a third building in the complex for $600,000, with the balance of the proceeds to be used for the remodeling and refurbishment of the meat and prepared foods processing facility which is housed in the three buildings. The note bears interest at 9.18% and is payable in monthly installments over its seven year term based on a ten year amortization.

The Amended and Restated Credit Agreement combined with the completion of the asset redeployment plan described above strengthened the Company's financial condition by increasing liquidity and providing increased working capital through the Revolving Note.

On May 23, 1995 the Company concluded the sale of its two operating locations in Pennsylvania for $5,700,000 plus inventory of $2,300,000 and obtained the return of its investments of $1,200,000 in Wakefern, a related party, with respect to the two stores. All proceeds were in cash and were used to reduce outstanding debt.

On January 25, 1996 the Company financed $4,068,000 of used equipment at three existing locations. The note bears interest at 10.58% and is payable in monthly installments over its four year term. The proceeds were used to repay existing debt.

On September 13, 1996 the Company financed $536,000 of Point of Sale ("POS") equipment at two existing locations. The note bears interest at 8.82% and is payable in monthly installments over its four year term. The proceeds were used to purchase the POS equipment.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

On September 30, 1996 and November 1, 1996 the Company financed the purchase of $4,602,075 and $1,397,925, respectively, of equipment for the two new store locations in Marlboro and Montgomery, New Jersey. The notes bear interest at 9.02% and 8.74%, respectively, and are payable in monthly installments over their eight year terms.

The Company's compliance with the major financial covenant under the Amended and Restated Credit Agreement was as follows as of November 1, 1997:

                                                                                  Actual
                                                      Amended and           (As defined in the
Financial                                           Restated Credit        Amended and Restated
Covenant                                               Agreement             Credit Agreement)
-----------------------------------------------------------------------------------------------
Debt Service Coverage Ratio ................  Not less than 1.00 to 1.00       1.26 to 1.00

As of March 29, 1996 the Company and Wakefern Food Corporation ("Wakefern"), the owner of the Company's Class A 8% Cumulative Convertible Preferred Stock (the "Preferred Stock"), amended certain provisions of the Preferred Stock to (a) extend the date after which Wakefern shall be entitled to convert the Preferred Stock to Common Stock from March 31, 1996 to March 31, 1997; and (b) defer the 2% increase in the dividend rate effective March 1996 to March 1997. On May 14, 1996 the Company paid dividends in arrears on the Preferred Stock of $456,980 as well as a quarterly dividend of $34,000 for the quarter ended April 30, 1996 and since then has paid dividends of $34,000 per quarter. The Amended Credit Agreement provides that the Preferred Stock may be redeemed only if the Company has met or exceeded its financial performance and debt reduction targets for the year ended November 2, 1996. The Company met all of these targets and redeemed all of the outstanding Preferred Stock on March 31, 1997. The pro-rata portion of the dividend due, $22,667, was also paid at that time.

No cash dividends have been paid on the Common Stock since 1979, and the Company has no present intentions or ability to pay any dividends in the near future on its Common Stock. The Amended and Restated Credit Agreement does not permit the payment of any cash dividends on the Company's Common Stock.


Working Capital:

At November 1, 1997, the Company had working capital of $3,518,000 compared to $3,056,000 at November 2, 1996 and a deficiency of $4,451,000 at October 28, 1995. Working capital in fiscal 1997 remained at approximately the same levels as the prior year. Accounts receivable consist primarily of bad checks due the Company, coupon receivables, third party pharmacy insurance claims and organization charge accounts. The terms of most receivables are 30 days or less. The allowance for uncollectible accounts is large in comparison to the amount of accounts receivable because the allowance consists primarily of a reserve for bad checks which are not written off until all collection efforts are exhausted. The Company normally requires small amounts of working capital since inventory is generally sold at approximately the same time that payments to Wakefern and other suppliers are due and most sales are for cash or cash equivalents.

Working capital improved in fiscal 1996 as the result of (a) the equipment financing completed in January 1996, with $3,000,000 of current debt replaced by long term borrowing; (b) the reduction in current payables relating to inventory and store operations using proceeds of long term borrowings under the Revolving Note; and (c) an increase of $1,000,000 in current related party receivables which become due in fiscal 1997.

Changes in working capital components for fiscal 1995 were primarily attributable to the sale of assets in Pennsylvania, the accelerated application of cash receipts against the Revolving Note and the improved liquidity resulting from the Credit Agreement.

ANNUAL REPORT 1997
================================================================================

Working capital ratios were as follows:

               November 1, 1997 ...................   1.1 to 1.0
               November 2, 1996 ...................   1.1 to 1.0
               October 28, 1995 ...................    .9 to 1.0

Cash flows (in millions) were as follows:

                                               1997         1996         1995
                                           ------------------------------------
From operations .........................     $ 10.1        $ 9.7       $  9.6
Investing activities ....................         .5         (6.5)         2.7
Financing activities ....................      (10.0)        (3.5)       (14.4)
                                           ------------------------------------
Totals ..................................     $   .6        $ (.3)      $ (2.1)
                                           ====================================


Fiscal 1997 capital expenditures totaled $3,620,000 with depreciation of $8,104,000 compared to $13,181,000 and $8,207,000 respectively for fiscal 1996 and $3,755,000 and $8,371,000 respectively for fiscal 1995. In fiscal 1997 long-term debt decreased $2,231,000, using proceeds from the sale of assets under the asset redeployment program and cash generated by operations which was partially offset by financing obtained under the Stock Redemption Facility, the capitalization of a real estate lease for the Aberdeen, New Jersey store and increased debt as the result of the Insure-Rite, Ltd. premium calls.

In fiscal 1996 long-term debt increased $10,106,000 as the result of the financing of POS equipment in two locations and equipment in the two new locations in Marlboro and Montgomery, New Jersey and the capitalization of a real estate lease for the Montgomery store.

In fiscal 1995 the Company reduced its long-term debt by $13.0 million, using proceeds from the sale of the Pennsylvania stores and cash generated by operations.

The Company had $11,727,000 of available credit, at November 1, 1997, under its revolving credit facility and believes that its capital resources are adequate to meet its operating needs, scheduled capital expenditures and debt service for fiscal 1998.


RESULTS OF OPERATIONS

Sales:

The Company's sales were $636.7 million, $601.1 million and $586.5 million, respectively in fiscal 1997, 1996 and 1995. This represents an increase of 5.9 percent in 1997 and an increase of 2.5 percent in 1996. These changes in sales levels were the result of the 53rd week in fiscal 1996, opening of two new locations in June and July 1996 and the sale of two Pennsylvania stores in May 1995. Comparable store sales were $581.1 million, $571.5 million and $556.9 million in the respective three year periods, an increase of 1.7% in fiscal 1997 and 2.6% in fiscal 1996 after adjusting for the 53rd week in fiscal 1996.


Gross Profit:

Gross profit totaled $161.0 million in fiscal 1997 compared to $152.1 million in fiscal 1996 and $148.3 million in fiscal 1995. Gross profit as a percent of sales was 25.3%, in each of the three fiscal years 1997, 1996 and 1995.

In both fiscal 1997 and 1996 gross profit percentage was positively affected by the continued improvement in product mix and Wakefern incentive programs for the two new locations. However, this improvement was offset by price reductions instituted to combat increased competitive pressure in the Company's marketing area.

The increase in gross profit percentage in fiscal 1995, when compared to the gross profit percentage of 24.3% for fiscal 1994, was primarily due to improved product mix and the ability of the Company to maintain full inventory levels in its stores. The ability to maintain full inventory levels is the result of improved liquidity under the new financing obtained on February 15, 1995. The exclusion of results of the two Pennsylvania stores sold on May 23, 1995 would not have had any material impact on gross profit percentages when comparing fiscal 1995 results to the prior year results.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

Patronage dividends applied as a reduction of the cost of merchandise sold were $6,633,000, $6,905,000 and $7,246,000 for the last three fiscal years. This translates to 1.04%, 1.15% and 1.24% of sales for the respective periods.

                                                       Fiscal Years Ended
                                             -----------------------------------
                                              11/01/97     11/02/96     10/28/95
                                             -----------------------------------
                                                        (in millions)
Sales ......................................   $636.7       $601.1       $586.5
Gross profit ...............................    161.0        152.1        148.3
Gross profit percentage ....................     25.3%        25.3%        25.3%
                                             ===================================


Operating, General and Administrative Expenses:

Fiscal 1997 expenses totaled $155.9 million compared to $147.0 million in fiscal 1996 and $142.9 million in fiscal 1995.

                                                       Fiscal Years Ended
                                             -----------------------------------
                                              11/01/97     11/02/96     10/28/95
                                             -----------------------------------
                                                        (in millions)
Sales ......................................   $636.7       $601.1       $586.5
Operating, General and
  Administrative Expenses ..................    155.9        147.0        142.9
% of Sales .................................     24.5%        24.5%        24.4%
                                             ===================================

Operating, general and administrative expenses as a percent of sales remained the same in fiscal 1997 compared to fiscal 1996. Decreases, primarily related to the two new locations opened in fiscal 1996, in selling expense and labor and related fringe benefit costs, as well as reduced corporate administrative expense, were offset by increases in general liability insurance expense, other store expenses, which include debit and credit card processing fees and Wakefern support services, and the amortization of deferred pre-store opening costs. The general liability insurance increase was the result of premium calls from Insure-Rite, Ltd., for policy years ended December 1, 1993 and December 1, 1994 as previously discussed in the Commitments and Contingencies footnote in prior years financial statements. As a percentage of sales, selling expense decreased
 .27%, payroll and related fringe benefit costs decreased .10% and corporate administrative expense decreased .09%. These decreases were offset by increases in general liability insurance of .27%, other store expenses of .18% and amortization of deferred pre-store opening costs of .04%. Pre-opening costs were $505,000 in fiscal 1997.

Operating, general and administrative expenses increased slightly in fiscal 1996 compared to fiscal 1995. This increase was the result of grand opening expenses for the two new locations, as well as increased promotional activity in the Company's marketing area and a decrease in income generated from the sale of cardboard due to a drop in the cardboard market. As a percentage of sales, labor and related fringe benefit costs increased .28%, selling expense increased .25% and miscellaneous income declined .08%. These increases were partially offset by decreases in other store expenses of .13% and administrative expense of .29%. Pre-opening costs were $90,000 in fiscal 1996.

Amortization expense increased in fiscal 1997 to $1,956,000 compared to $1,826,000 in fiscal 1996 and $2,954,000 in fiscal 1995. The increase in fiscal 1997, as compared to fiscal 1996, was the result of increased amortization of deferred escalation rents and deferred pre-store opening costs partially offset by decreased amortization of goodwill and deferred financing costs. The decline in fiscal 1996 was the result of decreased amortization of goodwill and deferred escalation rents as compared to fiscal 1995 which included the write-off of goodwill on the sale of the Pennsylvania stores.


Interest Expense:

Interest expense totaled $4.3 million in fiscal 1997 compared to $3.5 million in fiscal 1996 and $4.6 million in fiscal 1995. The increase in fiscal 1997, as compared to fiscal 1996, was due to an increase in the average debt outstanding since November 2, 1996 partially offset by lower interest rates on the Company's credit facility. The decrease in fiscal 1996, as compared to fiscal 1995, resulted from an overall reduction in debt levels coupled with lower rates on the Company's bank credit facility. Interest income was $0.3 million in fiscal 1997 compared to $0.2 million in fiscal 1996 and $0.4 million in fiscal 1995.

ANNUAL REPORT 1997
================================================================================

Income Taxes:

The Company recorded a tax provision of $0.6 million in fiscal 1997 and $0.3 million in fiscal 1996 and a tax benefit of $0.2 million in fiscal 1995. See
Note 15 of Notes to Consolidated Financial Statements.


Net Income:

The Company had net income of $1,064,000 or $.90 per share in fiscal 1997 compared to net income of $1,396,000 or $1.13 per share in fiscal 1996. 1997 results included a net gain after tax on real estate transactions of $413,000 or $.37 per share. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal 1997 were $15,744,000 as compared to $15,107,000 in fiscal 1996. Fiscal 1997 EBITDA includes $656,000 as a result of the gain on real estate transactions.

Fiscal 1995 resulted in a net loss of $191,000 or $.29 per share after an extraordinary charge of $1,009,000 or $.90 per share for the write off of expenses related to the early extinguishment of debt and a charge for the cumulative effect of a change in accounting for post-employment benefits of $129,000 or $.12 per share in fiscal 1995. 1995 results included a net gain on real estate transactions of $259,000 or $.23 per share. Excluding the net loss from the sale of, and operating losses from, the two Pennsylvania stores sold on May 23, 1995, income before the extraordinary item and the change in accounting would have been $1,802,000 or $1.49 a share for fiscal 1995. EBITDA for fiscal 1995 were $17,205,000 after the gain of $474,000 on real estate transactions.

Shares outstanding were 1,117,150 for fiscal 1997 and 1,118,150 for fiscal 1996 and fiscal 1995. Per share amounts for fiscal 1997, 1996 and 1995 are after Preferred Stock dividends of $56,667, $136,000 and $136,000, respectively.


RECENT ACCOUNTING PRONOUNCEMENTS

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company does not expect a material impact from adopting the provisions of SFAS No. 128 which becomes effective for the Company in the first quarter of fiscal 1998.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not expect a material impact from adopting the provisions of SFAS No. 130 which becomes effective for the Company in fiscal 1999.

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company does not expect a material impact from adopting the provisions of SFAS No. 131 which becomes effective for the Company in fiscal 1999.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

CONSOLIDATED
BALANCE SHEETS
November 1, 1997
and
November 2, 1996

                                                                1997           1996
                                                            ---------------------------
ASSETS
Current assets:
  Cash and cash equivalents .............................   $  3,678,000   $  3,114,000
  Merchandise inventories ...............................     33,585,000     31,654,000
  Receivables and other current assets ..................      3,576,000      2,731,000
  Prepaid income taxes ..................................        392,000        974,000
  Related party receivables--Wakefern ...................      5,389,000      6,032,000
  Related party receivables--other ......................        238,000      1,259,000
                                                            ---------------------------
                                                              46,858,000     45,764,000
                                                            ---------------------------
Property and equipment:
  Land ..................................................         93,000      1,650,000
  Buildings and improvements ............................        829,000      1,867,000
  Leasehold improvements ................................     32,064,000     33,238,000
  Equipment .............................................     65,935,000     62,314,000
  Property under capital leases .........................     19,443,000     15,259,000
                                                            ---------------------------
                                                             118,364,000    114,328,000
  Less accumulated depreciation and amortization ........     62,210,000     55,592,000
                                                            ---------------------------
                                                              56,154,000     58,736,000
                                                            ---------------------------
Other assets:
  Investments in related parties ........................      9,256,000      9,215,000
  Intangibles ...........................................      5,100,000      5,475,000
  Other .................................................      2,847,000      3,730,000
  Related party receivables--Wakefern ...................      1,191,000      1,029,000
  Related party receivables--other ......................         94,000        232,000
                                                            ---------------------------
                                                              18,488,000     19,681,000
                                                            ---------------------------
                                                            $121,500,000   $124,181,000
                                                            ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt .....................   $  6,647,000   $  5,182,000
  Current portion of long-term debt, related party ......        738,000        589,000
  Current portion of obligations under capital leases ...        469,000         67,000
  Deferred income tax liability .........................        945,000      1,261,000
  Accounts payable:
    Related party-Wakefern ..............................     23,723,000     23,850,000
    Others ..............................................      3,763,000      5,100,000
  Accrued expenses ......................................      7,055,000      6,659,000
                                                            ---------------------------
                                                              43,340,000     42,708,000
                                                            ---------------------------
Long-term debt ..........................................     17,874,000     26,852,000
Long-term debt, related party ...........................      1,797,000        757,000
Obligations under capital leases ........................     17,325,000     13,634,000
Deferred income taxes ...................................      3,828,000      2,886,000
Other long-term liabilities .............................      6,021,000      5,329,000
                                                            ---------------------------
                                                              46,845,000     49,458,000
                                                            ---------------------------
Mandatory redeemable preferred stock,
  $12.50 par; authorized 1,000,000 shares;
  issued and outstanding -0- shares November 1, 1997;
  136,000 shares November 2, 1996 .......................             --      1,700,000
                                                            ---------------------------
Shareholders' equity:
  Common stock, $1.00 par; authorized 2,500,000 shares;
    issued 1,621,627 shares .............................      1,622,000      1,622,000
  Capital in excess of par ..............................      2,351,000      2,351,000
  Retained earnings .....................................     33,971,000     32,964,000
                                                            ---------------------------
                                                              37,944,000     36,937,000
  Less 504,477 shares November 1, 1977; 503,477 shares
    November 2, 1996, held in treasury, at cost .........      6,629,000      6,622,000
                                                            ---------------------------
                                                              31,315,000     30,315,000
                                                            ---------------------------
                                                            $121,500,000   $124,181,000
                                                            ===========================

See notes to consolidated financial statements.

ANNUAL REPORT 1997
================================================================================

CONSOLIDATED
STATEMENTS OF
OPERATIONS
Fiscal Years Ended
November 1, 1997,
November 2, 1996
and October 28, 1995

                                                 1997             1996             1995
                                             ----------------------------------------------
Sales ....................................   $636,731,000     $601,143,000     $586,477,000
Cost of merchandise sold .................    475,764,000      449,077,000      438,222,000
                                             ----------------------------------------------
Gross profit .............................    160,967,000      152,066,000      148,255,000
Operating, general and
  administrative expenses ................    155,939,000      146,992,000      142,849,000
                                             ----------------------------------------------
Income from operations ...................      5,028,000        5,074,000        5,406,000
                                             ----------------------------------------------
Other (expense) income:
  Gain on the sale of stores .............             --               --          474,000
  Gain on real estate transactions .......        656,000               --               --
  Interest expense .......................     (4,273,000)      (3,522,000)      (4,578,000)
  Interest income ........................        279,000          183,000          432,000
                                             ----------------------------------------------
                                               (3,338,000)      (3,339,000)      (3,672,000)
                                             ----------------------------------------------
Income before taxes, extraordinary
  item and cumulative effect of change
  in accounting ..........................      1,690,000        1,735,000        1,734,000
Income tax provision .....................       (626,000)        (339,000)        (787,000)
                                             ----------------------------------------------
Income before extraordinary item
  and cumulative effect of change
  in accounting ..........................      1,064,000        1,396,000          947,000
Extraordinary item:
  Early extinguishment of debt (net of tax
    benefit of $839,000) .................             --               --       (1,009,000)
Cumulative effect of change in accounting
  (net of tax benefit of $107,000) .......             --               --         (129,000)
                                             ----------------------------------------------
Net income (loss) ........................   $  1,064,000     $  1,396,000     $   (191,000)
                                             ==============================================
Per Share Information:
Income before extraordinary item
  and cumulative effect of change
  in accounting ..........................   $        .90     $       1.13     $        .73
Extraordinary item .......................             --               --             (.90)
Cumulative effect of change
  in accounting ..........................             --               --             (.12)
                                             ----------------------------------------------
Net income (loss) per common share .......   $        .90     $       1.13     $       (.29)
                                             ==============================================
Weighted average shares outstanding ......      1,117,150        1,118,150        1,118,150
                                             ==============================================

See notes to consolidated financial statements.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

CONSOLIDATED
STATEMENTS OF
SHAREHOLDERS'
EQUITY
Fiscal Years Ended
November 1, 1997,
November 2, 1996
and October 28, 1995

                                                                                     Minimum
                                                           Capital                   Pension
                                      Common Stock        In Excess    Retained     Liability      Treasury Stock         Total
                                   Shares      Amount      of Par      Earnings     Adjustment   Shares      Amount       Equity
                                 ---------------------------------------------------------------------------------------------------
Balance--October 29, 1994 ......  1,621,627  $1,622,000  $2,351,000  $ 32,318,000  $(685,000)  (503,477)  $(6,622,000)  $28,984,000
Net loss 1995 ..................       --          --          --        (191,000)      --         --            --        (191,000)
Minimum pension liability
  adjustment ...................       --          --          --            --     (121,000)      --            --        (121,000)
                                 ---------------------------------------------------------------------------------------------------

Balance--October 28, 1995 ......  1,621,627   1,622,000   2,351,000    32,127,000   (806,000)  (503,477)   (6,622,000)   28,672,000
Net income 1996 ................       --          --          --       1,396,000       --         --            --       1,396,000
Preferred stock dividends paid -
  $4.11 per share ..............       --          --          --        (559,000)      --         --            --        (559,000)
Minimum pension liability
  adjustment ...................       --          --          --            --      806,000       --            --         806,000
                                 ---------------------------------------------------------------------------------------------------

Balance--November 2, 1996 ......  1,621,627   1,622,000   2,351,000    32,964,000       --     (503,477)   (6,622,000)   30,315,000
Net income 1997 ................       --          --          --       1,064,000       --         --            --       1,064,000
Shares repurchased .............       --          --          --            --         --       (1,000)       (7,000)       (7,000)
Preferred stock dividends paid -
  $.42 per share ...............       --          --          --         (57,000)      --         --            --         (57,000)
                                 ---------------------------------------------------------------------------------------------------

Balance--November 1, 1997 ......  1,621,627  $1,622,000  $2,351,000  $ 33,971,000  $    --     (504,477)  $(6,629,000)  $31,315,000
                                 ===================================================================================================


See notes to consolidated financial statements.

ANNUAL REPORT 1997
================================================================================

CONSOLIDATED
STATEMENTS OF
CASH FLOWS
Fiscal Years Ended
November 1, 1997,
November 2, 1996
and October 28, 1995

                                                                       1997                  1996                   1995
                                                                  ---------------------------------------------------------
Cash flows from operating activities:
  Net income (loss) .....................................         $  1,064,000          $  1,396,000          $   (191,000)
  Adjustments to reconcile net income (loss)
    to net cash from operating activities:
      Depreciation ......................................            8,104,000             8,207,000             8,371,000
      Amortization, intangibles .........................              375,000               563,000             1,440,000
      Amortization, deferred financing costs ............              642,000               820,000               846,000
      Amortization, deferred rent escalation ............              434,000               353,000               539,000
      Amortization, other assets ........................              505,000                90,000               129,000
      Gain on real estate transactions ..................             (656,000)                 --                (474,000)
      Deferred income taxes .............................              626,000               136,000              (729,000)
      Loss on disposal of store property and
        equipment and other assets ......................                 --                    --                  93,000
      (Increase) decrease in
        Merchandise inventories .........................           (1,931,000)           (3,985,000)            2,131,000
        Receivables and other current assets ............             (845,000)              185,000               946,000
        Prepaid income taxes ............................              582,000              (974,000)                 --
        Other assets ....................................              (78,000)            2,484,000             1,928,000
        Related party receivables--Wakefern .............              481,000            (1,386,000)            1,065,000
      Increase (decrease) in
        Accounts payable ................................           (1,464,000)            2,958,000            (5,551,000)
        Income taxes payable ............................                 --                 (77,000)             (168,000)
        Other liabilities ...............................            2,286,000            (1,042,000)             (623,000)
        Other ...........................................                 --                    --                (121,000)
                                                                  ---------------------------------------------------------
                                                                    10,125,000             9,728,000             9,631,000
                                                                  ---------------------------------------------------------
Cash flows from investing activities:
  Net proceeds from the sale of
    property and equipment ..............................                 --                    --                  41,000
  Net proceeds from the sale of stores ..................                 --                    --               6,649,000
  Net proceeds from real estate transactions ............            2,938,000                  --                    --
  Cash paid for the purchase of property
    and equipment .......................................           (3,620,000)           (6,645,000)           (3,755,000)
  (Increase) decrease in related party
    receivables--other ..................................            1,159,000                95,000              (246,000)
                                                                  ---------------------------------------------------------
                                                                       477,000            (6,550,000)            2,689,000
                                                                  ---------------------------------------------------------
Cash flows from financing activities:
  Payment for redemption of preferred stock .............           (1,700,000)                 --                    --
  Preferred stock dividend payments .....................              (57,000)             (559,000)                 --
  Proceeds from issuance of debt ........................            1,700,000            13,202,000            35,005,000
  Principal payments under long-term debt ...............           (9,213,000)          (15,768,000)          (46,618,000)
  Principal payments under
    capital lease obligations ...........................              (91,000)             (197,000)           (1,380,000)
  Principal payments under long-term debt,
    related party .......................................             (450,000)             (177,000)                 --
  Deferred financing costs ..............................             (227,000)                 --                    --
  Debt restructuring costs ..............................                 --                    --              (1,434,000)
                                                                  ---------------------------------------------------------
                                                                   (10,038,000)           (3,499,000)          (14,427,000)
                                                                  ---------------------------------------------------------
Net change in cash and cash equivalents .................              564,000              (321,000)           (2,107,000)
Cash and cash equivalents,
  beginning of year .....................................            3,114,000             3,435,000             5,542,000
                                                                  ---------------------------------------------------------
Cash and cash equivalents, end of year ..................         $  3,678,000          $  3,114,000          $  3,435,000
                                                                  =========================================================
Supplemental disclosures of cash paid (received)
    Interest ............................................         $  4,277,000          $  3,526,000          $  5,105,000
    Income taxes ........................................             (606,000)            1,263,000               494,000


See notes to consolidated financial statements.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

Note 1 -- Summary of Significant Accounting Policies

Nature of Operations

Foodarama Supermarkets, Inc. and Subsidiaries operate 20 ShopRite supermarkets primarily in Central New Jersey. The Company is a member of Wakefern Food Corporation ("Wakefern"), the largest retailer-owned food cooperative in the United States.

Fiscal Year

The Company's fiscal year ends on the Saturday closest to October 31. Fiscal 1997 consists of the 52 weeks ended November 1, 1997, fiscal 1996 consists of the 53 weeks ended November 2, 1996 and fiscal 1995 consists of the 52 weeks ended October 28, 1995.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Industry Segment

The Company operates in one industry segment, the retail sale of food and non-food products, primarily in the central New Jersey region.

Reclassifications

Certain reclassifications have been made to prior years' financial statements in order to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Merchandise Inventories

Merchandise inventories are stated at the lower of cost (first-in, first-out) or market with cost being determined under the retail method.

Property and Equipment

Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of between three and ten years for equipment, the shorter of the useful life or lease term for leasehold improvements, and twenty years for buildings.

Property and equipment under capital leases is recorded at the lower of fair market value or the net present value of the minimum lease payments. They are depreciated on a straight-line basis over the shorter of the related lease terms or its useful life.

Investments

The Company's investment in its principal supplier, Wakefern, is stated at cost (see Note 4).

Intangibles

Intangibles consist of goodwill, favorable operating lease costs and a covenant not to compete. Goodwill is being amortized on a straight-line basis over periods from 15 to 37 years. The favorable operating lease costs are being amortized on a straight-line basis over the terms of the related leases which range from 14 to 31 years. The covenant not to compete was amortized on a straight-line basis over the contractual life of the agreements of six years, ending March 1996.

ANNUAL REPORT 1997
================================================================================

Deferred Financing Costs

Deferred financing costs are being amortized over the life of the related debt using the effective interest method.

Postretirement Benefit other than Pensions

The Company accrues for the cost of providing Postretirement benefits, principally supplemental income payments and limited medical benefits, over the working careers of the officers in the plan.

Postemployment Benefits

Effective October 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS No. 112). In accordance with SFAS No. 112, the Company accrues for the expected cost of providing postemployment benefits, primarily short-term disability payments, over the working careers of its employees. The Company previously expensed the cost of these benefits as claims were paid.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $13,204,000, $14,028,000 and $12,776,000, for the fiscal years 1997, 1996 and 1995, respectively.

Preopening Costs

Costs associated with the opening of new stores are amortized over a period of twelve months commencing one month after the opening of the store.

Store Closing Costs

The costs, net of amounts expected to be recovered, are expensed when a decision to close a store is made. Until a store is closed, operating results continue to be reported.

Earnings (Loss) Per Share

The computation of earnings (loss) per share is based on the weighted average number of common shares outstanding during each year (1,117,150 shares in 1997 and 1,118,150 shares in 1996 and 1995) and mandatory preferred stock dividend requirements of $57,000 in fiscal 1997 and $136,000 in fiscal 1996 and 1995. Fully diluted net income (loss) per share has not been presented since the amount would be antidilutive or would not result in a material dilution of net income (loss) per share.

Note 2 -- Concentration of Cash Balance

As of November 1, 1997 and November 2, 1996 cash balances of approximately $854,000 and $1,051,000, respectively, were maintained in bank accounts insured by the Federal Deposit Insurance Corporation (FDIC). These balances exceed the insured amount of $100,000.

Note 3 -- Receivables and Other Current Assets

                                                   November 1,      November 2,
                                                      1997             1996
                                                   -----------------------------
     Accounts receivable .....................     $ 2,676,000      $ 1,867,000
     Prepaids ................................       1,279,000          979,000
     Rents receivable ........................          94,000          550,000
     Less allowance for uncollectible accounts        (473,000)        (665,000)
                                                   -----------------------------
                                                   $ 3,576,000      $ 2,731,000
                                                   =============================

Note 4 -- Related Party Transactions

Wakefern Food Corporation

As required by Wakefern's By-Laws, all members of the cooperative are required to make an investment in the common stock of Wakefern for each supermarket operated ("Store Investment Program"), with the exact amount per store computed in accordance with a formula based on the volume of each store's purchases from Wakefern. The maximum required investment per store was $450,000 at November 1, 1997 and November 2, 1996. The Company has a 13% investment in Wakefern of $8,427,000 at November 1, 1997 and November 2, 1996. Wakefern is operated on a cooperative basis for its members. The shares of stock in Wakefern are assigned to and held by Wakefern as collateral for any obligations due Wakefern. In addition, the obligations to Wakefern

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

are personally guaranteed by principal officers/shareholders of the Company. As of November 1, 1997 and November 2, 1996, the Company was obligated to Wakefern for $757,000 and $809,000, respectively, for the increase in its required investment (see Note 10 Long-Term Debt, Related Party).

The Company also has an investment of approximately 13% in Insure-Rite, Ltd., a company affiliated with Wakefern, which was $829,000 at November 1, 1997 and $788,000 at November 2, 1996. Insure-Rite, Ltd. provides the Company with liability and property insurance coverage.

In fiscal 1997, Insure-Rite, Ltd. made two retrospective premium calls for the 1992/93 and the 1993/94 policy years for $869,000 and $770,000, respectively. The premium calls represent actuarial projections of claims to be paid in excess of the deposit premium paid by the members. The Company also has a balance due of $139,000 for premium calls for the 1991/92 policy year. After the 1993/94 policy year, Insure-Rite, Ltd. changed its policy to provide for a fixed premium covering all insured losses and the elimination of premium calls. The premium calls are payable in scheduled semi-annual payments through September 1999. No interest is being charged on this obligation. At November 1, 1997 and November 2, 1996, $686,000 and $537,000 was included in current portion of long-term debt, respectively, and $1,092,000 was the long-term portion at November 1, 1997. Insurance premiums paid to Insure-Rite, Ltd. for fiscal years 1997 and 1996 was $2,702,000 and $2,738,000, respectively.

As a stockholder member of Wakefern, the Company earns a share of an annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year. It is the Company's policy to accrue quarterly an estimate of the annual patronage dividend. The Company reflects the patronage dividend as a reduction of the cost of merchandise in the consolidated financial statements. For fiscal 1997, 1996 and 1995, the patronage dividends were $6,633,000, $6,905,000 and $7,246,000, respectively.

At November 1, 1997 and November 2, 1996, the Company has current receivables due from Wakefern of approximately $5,389,000 and $6,032,000, respectively, representing patronage dividends, vendor rebates, coupons and other receivables due in the ordinary course of business and a noncurrent receivable representing a deposit of approximately $1,191,000 and $1,029,000, respectively.

In September 1987, the Company and all other stockholder members of Wakefern, entered into an agreement, as amended in 1992, with Wakefern which provides for certain commitments and restrictions on all stockholder members of Wakefern. The agreement contains an evergreen provision providing for an indefinite term and is subject to termination ten years after the approval of 75% of the outstanding voting stock of Wakefern. Under the agreement, each stockholder, including the Company, agreed to purchase at least 85% of its merchandise in certain defined product categories from Wakefern and, if it fails to meet such requirements, to make payments to Wakefern based on a formula designed to compensate Wakefern for its lost profit. Similar payments are due if Wakefern loses volume by reason of the sale of one or more of a stockholder's stores, merger with another entity or on the transfer of a controlling interest in the stockholder.

The Company fulfilled its obligation to purchase a minimum of 85% in certain defined product categories from Wakefern for all periods presented. The Company's merchandise purchases from Wakefern, including direct store delivery vendors processed by Wakefern, approximated $444,000,000, $416,000,000 and $404,000,000 for the fiscal years 1997, 1996 and 1995, respectively.

Wakefern charges the Company for, and provides the Company with product and support services in numerous administrative functions. These services include advertising, insurance, supplies, technical support for communications and electronic payment systems, equipment purchasing and the coordination of coupon processing.

In addition to its investment in Wakefern, which carries only voting rights, the Company's President serves as a member of Wakefern's Board of Directors and its finance committee. Several of the Company's officers and employees also hold positions on various Wakefern committees.



28
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ANNUAL REPORT 1997
================================================================================

Other

The Company has receivables from related parties that include shareholders, directors, officers and real estate partnerships. At November 1, 1997 and November 2, 1996, approximately $307,000 and $840,000, respectively, of these receivables, consist of notes bearing interest at 7% to 9%. These receivables have been classified based upon the scheduled payment terms. The remaining amounts are not due upon any specified date and do not bear interest. The Company's management has classified these loans based upon expected payment dates.

Fair Value

Determination of the fair value of the above receivables is not practicable due to their related party nature. As the Company's investments in Wakefern can only be sold to Wakefern at amounts that approximate the Company's cost, it is not practicable to estimate the fair value of such stock.

Note 5 -- Intangibles
                                                     November 1,     November 2,
                                                        1997            1996
                                                     ---------------------------

     Goodwill ................................       $3,493,000       $3,493,000
     Favorable operating lease costs .........        4,685,000        4,685,000
                                                     ---------------------------
                                                      8,178,000        8,178,000
     Less accumulated amortization ...........        3,078,000        2,703,000
                                                     ---------------------------
                                                     $5,100,000       $5,475,000
                                                     ===========================

Note 6 -- Other Assets
                                                     November 1,     November 2,
                                                        1997            1996
                                                     ---------------------------
     Cash collateral for workers
       compensation insurance ................         $905,000         $927,000
     Deferred financing costs ................          696,000        1,156,000
     Deposits ................................          560,000          394,000
     Other ...................................          686,000        1,253,000
                                                     ---------------------------
                                                     $2,847,000       $3,730,000
                                                     ===========================

Note 7 -- Accrued Expenses
                                                     November 1,     November 2,
                                                        1997            1996
                                                     ---------------------------
     Payroll and payroll related expenses ....       $3,579,000       $3,263,000
     Insurance ...............................          324,000           86,000
     Sales, use and other taxes ..............          924,000          900,000
     Interest ................................          207,000          207,000
     Employee benefits .......................          569,000          544,000
     Occupancy costs .........................          964,000        1,058,000
     Real estate taxes .......................          276,000          316,000
     Other ...................................          212,000          285,000
                                                     ---------------------------
                                                     $7,055,000       $6,659,000
                                                     ===========================

Note 8 -- Real Estate Transactions

In order to repay indebtedness under the Revolving Credit and Term Loan agreement on a timely basis (see Note 9 Long-Term Debt), the Company developed an Asset Redeployment Program. This program consists of the sale of the assets of two supermarkets, located in Bethlehem and Whitehall, Pennsylvania, the sale of a real estate partnership interest in a non-supermarket property located in Shrewsbury, New Jersey and a shopping center in West Long Branch in which the Company operates a supermarket, the sale/leaseback or mortgaging of buildings owned by the Company and located in Linden and Aberdeen, New Jersey and the financing of equipment at three operating locations in Neptune, Piscataway and Sayreville, New Jersey.

On October 8, 1997, the Company sold its Shrewsbury, New Jersey real estate partnership interest, which resulted in proceeds and a gain of $735,000.



29
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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

On October 6, 1997, the Company sold its West Long Branch, New Jersey real estate partnership interest, which resulted in proceeds and a gain of $140,000.

On April 10, 1997, the Company sold its lessee interest in a Colonia, New Jersey location to the subtenant. The sale provided proceeds and a gain of $245,000.

On February 26, 1997, the Company bought out its lease on the East Northport, New York location for $331,000, which resulted in a net loss of $342,000 after the write off of related fixed assets and expenses.

On February 3, 1997, the Company bought out its lease on the Oakhurst, New Jersey location for $218,000 and had a loss on fixed assets written off $67,000. The transaction was reserved for in previous years in the amount of $261,000, therefore the transaction resulted in a net loss of $24,000.

The Company had other miscellaneous transactions that resulted in a net loss of $97,000 in fiscal year 1997.

On May 23, 1995, the Company sold its two operating locations in Pennsylvania to another Wakefern member (see Note 16 Commitments and Contingencies). The sale provided proceeds to the Company of $5,700,000 plus merchandise inventory of $2,300,000 and the return of its investment in Wakefern of $1,200,000. The proceeds were used to reduce outstanding debt as follows: $2,000,000 repaid Term Loan A, $3,000,000 was applied against Term Loan B, $1,200,000 of equipment leases were fully repaid, $900,000 repaid debt due to Wakefern and the balance of the proceeds was applied against accounts payable and the Revolving Note. The sale resulted in a loss of $96,000.

On February 3, 1995, the Company sold an owned location in Neptune, New Jersey which had been operated as a supermarket until September 1993. The sale provided net proceeds of $949,000 and resulted in a gain of $570,000.

Note 9 -- Long-term Debt

Long-term debt consists of the following:


                                                    November 1,      November 2,
                                                       1997             1996
                                                    ----------------------------
     Term loan C...............................     $ 9,500,000     $12,500,000
     Stock redemption note.....................       1,700,000              --
     Revolving note............................       3,773,000       7,809,000
     Other notes payable.......................       9,548,000      11,725,000
                                                    ----------------------------
                                                     24,521,000      32,034,000
     Less current portion......................       6,647,000       5,182,000
                                                    ----------------------------
                                                    $17,874,000     $26,852,000
                                                    ============================

On February 15, 1995, the Company entered into a Revolving Credit and Term Loan Agreement ("the Agreement"), which was assigned to a financial institution and amended and restated as of May 2, 1997 and had an additional amendment as of October 28, 1997 ("the Amended Agreement"). The Amended Agreement is collateralized by substantially all of the Company's assets and provides for a total commitment of $30,200,000. The Amended Agreement provides the Company with the option to borrow any of the loan amounts in the agreement under a Eurodollar loan rate based on LIBOR. Eurodollar loans must be borrowed in multiples of $1,000,000, no more than three Eurodollar loans can be outstanding at any one time, and the Eurodollar loan term cannot exceed six months. Interest rates on the Eurodollar loans are fixed for that loan term based on the borrowing terms.

The Agreement consisted of three Term Loans (A, B, and C) and a Revolving Note. The Amended Agreement consists of the remaining Term Loan C, a Stock Redemption Note and a Revolving Note. Term Loan A totaled $2,000,000, and was due within six months from closing. Term Loan B totaled $8,500,000, and was due within 1 year from closing. As of November 2, 1996, Term Loans A and B have been fully repaid.

Term Loan C totaled $12,500,000 and bore interest at 1.25% over prime under the original Agreement. Under the Amended Agreement dated May 2, 1997, Term Loan C totaled $11,000,000, bears interest at .5% over prime or 2.50% over LIBOR, and is payable in quarterly installments through February 15, 2000. At November 1, 1997, the principal balance due on Term Loan C was $9,500,000 and the full balance was under a Eurodollar loan rate, expiring December 1997, with a fixed interest rate of 9.21875%.



30
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ANNUAL REPORT 1997
================================================================================

The Stock Redemption Note totaled $1,700,000 and was used to reimburse the funding of the redemption of the Preferred Stock on March 31, 1997. The Stock Redemption Note bears interest at .5% over prime or 2.50% over LIBOR, and is payable in quarterly installments commencing March 31, 1998 through February 15, 2000. At November 1, 1997, the entire Stock Redemption Note was under a Eurodollar loan rate, expiring December 1997, with a fixed interest rate of 9.21875%.

The Revolving Note, with a total availability, based on 60% of eligible inventory, of up to $17,500,000, bears interest at .25% over prime (1.25% over prime under the original Agreement) or 2.25% over LIBOR. A commitment fee of 1/2 of 1 percent is charged on the unused portion of the Revolving Note. At November 1, 1997, $1,800,000 of the revolving note was under a Eurodollar loan rate, expiring December 1997, with a fixed interest rate of 8.96875%. The remaining principal balance of $1,973,000 was at a rate of 8.75% (prime plus .25%). The prime rate on November 1, 1997 was 8.50% and on November 1, 1996 was 8.25%.

The Revolving Note matures February 15, 2000. The Company had a $2,000,000 letter of credit outstanding at November 1, 1997 and November 2, 1996 and available credit under the revolving note was $11,727,000 and $7,691,000, respectively. All cash receipts are required to be deposited each day and applied against the Revolving Note balance. Disbursements are charged as they are paid and increase the Revolving Note balance. As of November 1, 1997 and November 2, 1996, $5,201,000 and $4,904,000 of cash receipts on hand or in transit were restricted for application against the Revolving Note balance.

The Amended Agreement contains certain affirmative and negative covenants which, among other matters, restrict payment of common dividends, and require the maintenance of a debt service ratio.

Pursuant to the provisions of loan agreements which terminated on February 15, 1995, the Company was required to pay a special premium totaling $1,100,000. Additionally, the Company paid the new lenders a facility fee of $1,000,000 and an annual administrative fee of $150,000. The Company recorded an extraordinary write-off of $1,848,000 in 1995 on the early extinguishment of debt.

On January 25, 1996, the Company financed, and pledged as collateral, equipment which cost approximately $9,942,000. The note for $4,068,000 bears interest at 10.58% and is payable in monthly installments over its four year term. At November 1, 1997 and November 2, 1996, the balance outstanding on this loan was $2,578,000 and $3,503,000, respectively and is included in other notes payable. Term Loan B was fully repaid from the proceeds of this equipment financing and from the collection of other non-operating assets.

The balance of other notes payable consists of various equipment loans. These notes bear interest ranging from 5.87% to 10.58% and the due dates range from March 1999 to November 2004. At November 1, 1997 and November 2, 1996, property and equipment which cost approximately $20,371,000, was pledged as collateral for these notes.

Aggregate maturities of long-term debt are as follows:


     Fiscal Year
     1998 .....................................................       $6,647,000
     1999 .....................................................        6,619,000
     2000 .....................................................        7,756,000
     2001 .....................................................          772,000
     2002 .....................................................          843,000
     hereafter ................................................        1,884,000

As of November 1, 1997, the fair value of long-term debt was approximately equivalent to its carrying value, due to the fact that the interest rates currently available to the Company for debt with similar terms are approximately equal to the interest rates for its existing debt.



31
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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

Note 10 -- Long-term Debt, Related Party

As of November 1, 1997 the Company was indebted for an investment in Wakefern in the amount of $757,000 and to Insure-Rite, Ltd. in the amount of $1,778,000 (see
Note 4). The debt is non-interest bearing and payable in scheduled installments as follows:


     Fiscal Year
     1998 .....................................................        $ 738,000
     1999 .....................................................        1,263,000
     2000 .....................................................          182,000
     2001 .....................................................          182,000
     2002 .....................................................          170,000

Determination of the fair value of the above long-term debt is not practicable due to its related party nature.

Note 11 -- Other Long-term Liabilities

                                                    November 1,      November 2,
                                                       1997             1996
                                                    ----------------------------
     Deferred escalation rent ................      $ 4,409,000      $ 3,975,000
     Deferred compensation ...................          859,000          760,000
     Other ...................................          753,000          594,000
                                                    ----------------------------
                                                    $ 6,021,000      $ 5,329,000
                                                    ============================

Note 12 -- Long-term Leases
Capital Leases

                                                    November 1,      November 2,
                                                       1997              1996
                                                    ----------------------------
     Real estate .............................      $19,443,000      $15,259,000
     Less accumulated amortization ...........        5,406,000        4,600,000
                                                    ----------------------------
                                                    $14,037,000      $10,659,000
                                                    ============================

On February 3, 1997, the Company sold the Aberdeen, New Jersey store at a sale price of $2,300,000 which resulted in a gain of $199,000. The store was leased back for a lease term of twenty-five years. The lease was capitalized and the gain was deferred and will be amortized over the life of the lease.

The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of November 1, 1997:


              Fiscal Year
              1998 ............................................      $ 2,087,000
              1999 ............................................        2,087,000
              2000 ............................................        2,087,000
              2001 ............................................        2,101,000
              2002 ............................................        2,251,000
              Thereafter ......................................       26,605,000
                                                                     -----------
              Total minimum lease payments ....................       37,218,000
              Less amount representing interest ...............       19,424,000
                                                                     -----------
              Present value of net minimum lease payments .....       17,794,000
              Less current maturities .........................          469,000
                                                                     -----------
              Long-term maturities ............................      $17,325,000
                                                                     ===========

Included in the above are four leases on stores, one of which is being leased from a partnership in which the Company has a 40% limited partnership interest at annual lease payments of $663,000 in fiscal 1997, and $628,000 in fiscal 1996 and 1995. The 40% interest was sold on October 6, 1997.

Operating Leases

The Company is obligated under operating leases for rent payments expiring at various dates through 2021. Certain leases provide for the payment of additional rentals based on certain escalation clauses and six leases require a further rental payment based on a percentage of the


32
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ANNUAL REPORT 1997
================================================================================

stores' annual sales in excess of a stipulated minimum. Percentage rent expense was $219,000, $225,000 and $206,000 for the fiscal years 1997, 1996 and 1995, respectively. Under the majority of the leases, the Company has the option to renew for additional terms at specified rentals.

Total rental expense for all operating leases consists of:

                                        Fiscal          Fiscal          Fiscal
                                         1997            1996            1995
                                    -------------------------------------------
     Land and buildings ........    $ 10,471,000     $9,824,000    $ 10,152,000
     Less subleases ............      (1,963,000)    (2,140,000)     (1,920,000)
                                    -------------------------------------------
                                    $  8,508,000     $7,684,000     $ 8,232,000
                                    ===========================================

The minimum rental commitments under all noncancellable operating leases reduced by income from noncancellable subleases at November 1, 1997 are as follows:

                                                   Income from
                                     Land and     Noncancellable    Net Rental
     Fiscal Year                     Buildings       Subleases      Commitment
                                    --------------------------------------------
     1998 ......................    $  9,389,000     $1,538,000     $  7,851,000
     1999 ......................       9,385,000      1,199,000        8,186,000
     2000 ......................       8,885,000        595,000        8,290,000
     2001 ......................       8,406,000        506,000        7,900,000
     2002 ......................       7,734,000        201,000        7,533,000
     Thereafter ................      67,739,000        161,000       67,578,000
                                    --------------------------------------------
                                    $111,538,000     $4,200,000     $107,338,000
                                    ============================================

The Company is presently leasing one of its supermarkets, a garden center and liquor store, from a partnership in which the president has an interest, at an annual aggregate rental of $645,000, $591,000 and $560,000 for the fiscal years 1997, 1996 and 1995, respectively.

Note 13 -- Mandatory Redeemable Preferred Stock

As of February 16, 1993, the Company received $1,700,000 for the issuance of 136,000 shares of Preferred Stock at $12.50 par value per share to Wakefern Food Corporation. These securities were issued partially to fund capital expenditures made in fiscal 1992.

Dividends on the Preferred Stock are cumulative, accrue at an annual rate of 8% for the first four years and increase by 2% per year thereafter until redeemed, and are payable when and as declared by the Company's board of directors. The Preferred Stock was redeemed and canceled on March 31, 1997, at par value, for $1,700,000. As of the redemption date, all dividends had been declared and paid.

Note 14 -- Stock Options

On May 10, 1995, the Company's shareholders approved the Foodarama Supermarkets, Inc. 1995 Stock Option Plan which provides for the granting of options to purchase up to 100,000 common shares until January 31, 2005, at prices not less than fair market value at the date of the grant. Options granted under the plan vest over a period of three years from the date of grant. At November 1, 1997, no options had been granted.

Note 15 -- Income Taxes

The income tax provision (benefit) consists of the following:

                                      Fiscal          Fiscal           Fiscal
                                       1997            1996             1995
                                     -------------------------------------------
     Federal:
       Current ...............       $    --         $    --          $ 412,000
       Deferred ..............         526,000         114,000         (699,000)
     State and local:
       Current ...............            --           203,000          135,000
       Deferred ..............         100,000          22,000           (7,000)
                                     -------------------------------------------
                                     $ 626,000       $ 339,000        $(159,000)
                                     ===========================================



33
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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

The following tabulations reconcile the federal statutory tax rate to the effective rate:

                                                    Fiscal     Fiscal    Fiscal
                                                     1997       1996      1995
                                                    ----------------------------
     Tax provision at the
     statutory rate ............................     34.0%      34.0%      34.0%
     State and local income tax provision,
       net of federal income tax ...............      5.9%       5.9%       9.0%
     Goodwill amortization not
       deductible for tax purposes .............      2.9%       2.8%      --
     Officers' life insurance income
       not includable for tax purposes .........     (0.1)%     (2.0)%     --
     Adjustment to prior years tax provision ...     (6.3)%     (2.7)%     --
     Adjustment to contingent tax liabilities ..     --         (19.0)%    --
     Other .....................................      0.6%        .5%       2.5%
                                                    ----------------------------
     Actual tax provision ......................     37.0%      19.5%      45.5%
                                                    ============================

Net deferred tax assets and liabilities consist of the following:

                                                    November 1,     November 2,
                                                       1997            1996
                                                    ----------------------------
Current deferred tax assets:
            Reserves ...........................    $   654,000     $   687,000
            Other ..............................        646,000         581,000
                                                    ----------------------------
                                                      1,300,000       1,268,000
                                                    ----------------------------
Current deferred tax liabilities:
            Patronage dividend receivable ......     (1,401,000)     (1,426,000)
            Inventories ........................       (194,000)       (291,000)
            Prepaid pension ....................       (451,000)       (316,000)
            Other ..............................       (199,000)       (496,000)
                                                    ----------------------------
                                                     (2,245,000)     (2,529,000)
                                                    ----------------------------
Current deferred income tax liability ..........    $  (945,000)    $(1,261,000)
                                                    ============================
Noncurrent deferred tax assets:
            Alternative minimum tax credits ....    $    66,000     $   230,000
            State loss carryforward ............        664,000         630,000
            Investment tax credits .............           --         1,089,000
            Lease obligations ..................      1,532,000       1,233,000
            Other ..............................        380,000         397,000
                                                    ----------------------------
                                                      2,642,000       3,579,000
                                                    ----------------------------
Noncurrent deferred tax liabilities:
            Depreciation of fixed assets .......     (4,606,000)     (5,285,000)
            Pension obligations ................       (347,000)       (311,000)
            Other ..............................     (1,517,000)       (869,000)
                                                    ----------------------------
                                                     (6,470,000)     (6,465,000)
                                                    ----------------------------
Noncurrent deferred income tax liability .......    $(3,828,000)    $(2,886,000)
                                                    ============================

Note 16 -- Commitments and Contingencies

Legal Proceedings

The Company is involved in various legal actions and claims arising in the ordinary course of business. Management believes that the outcome of any such litigation and claims will not have a material effect on the Company's financial position or results of operations.

Guarantees

The Company remains contingently liable under leases assumed by third parties. As of November 1, 1997, the minimum annual rental under these leases amounted to approximately $428,000, expiring at various dates through 2000. The Company has not experienced and does not anticipate any material nonperformance by such third parties.



34
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ANNUAL REPORT 1997
================================================================================

Contingencies

In May 1995 the Company sold its two operating locations in Pennsylvania. If the purchaser of these supermarkets ceases to operate prior to May 2000 the Company may be liable for an unfunded pension withdrawal liability. As of November 1, 1997 the potential withdrawal liability was approximately $860,000. The Company fully anticipates that the purchaser of these stores, a Wakefern member, will remain in operation throughout this period.

Note 17 -- Retirement and Benefit Plans

Defined Benefit Plans

The Company sponsors two defined benefit pension plans covering administrative personnel and members of a union. Employees covered under the administrative pension plan earn benefits based upon percentage of annual compensation and may make voluntary contributions to the plan. Employees covered under the union pension benefit plan earn benefits based on a fixed amount for each year of service. The Company's funding policy is to pay at least the minimum contribution required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of publicly traded stocks and fixed income securities. As of November 1, 1997 and November 2, 1996, the plans held at fair market value $688,000 and $523,000 in common stock of the Company.

Net pension expense consists of the following:

                                           Fiscal        Fiscal        Fiscal
                                            1997          1996          1995
                                        ----------------------------------------
     Service cost--benefits
       earned during
       the period .................     $ 296,000      $ 308,000      $ 276,000
     Interest cost on projected
       benefit obligation .........       466,000        445,000        398,000
     Actual return on
       plan assets ................      (675,000)      (621,000)      (404,000)
     Net amortization
       and deferral ...............       277,000        360,000        154,000
                                        ----------------------------------------
     Net pension cost .............     $ 364,000      $ 492,000      $ 424,000
                                        ========================================

On September 30, 1997, the Company adopted an amendment to freeze all future benefit accruals relating to the plan covering administrative personnel. A curtailment gain of $55,000 was recorded relating to this amendment.

The following table sets forth the two pension plan's funded status and amounts recognized in the Company's consolidated financial statements at November 1, 1997 and November 2, 1996.

                                                   November 1,       November 2,
                                                      1997              1996
                                                  ------------------------------
     Actuarial present value of benefit
     obligations:
       Vested benefits obligation ............     $ 5,162,000      $ 5,106,000
       Non-vested benefits obligation ........         336,000          218,000
                                                  ------------------------------
     Accumulated benefit obligations .........     $ 5,498,000      $ 5,324,000
                                                  ==============================

     Projected benefit obligations ...........     $(5,498,000)     $(6,569,000)
     Plan assets at fair value ...............       6,206,000        5,658,000
                                                  ------------------------------
     Plan assets in excess of
       projected benefit obligations .........         708,000             --
     Projected benefit obligations in
       excess of plan assets .................            --           (911,000)
     Unrecognized transition asset ...........         (27,000)         (36,000)
     Unrecognized prior service costs ........         348,000          381,000
     Unrecognized loss from prior experience,
       amortized over eleven and eight years .          84,000        1,345,000
                                                  ------------------------------
     Prepaid pension cost ....................     $ 1,113,000      $   779,000
                                                  ==============================



35
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FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

The discount rate used in determining the actuarial present value of the projected benefit obligation ranged from 7.25% to 7.5% at November 1, 1997 and was 7.5% at November 2, 1996. The expected long-term rate of return on plan assets was 8% at November 1, 1997 and November 2, 1996. The rate of increase in future compensation levels was 4% at November 1, 1997 and November 2, 1996.

Multi-Employer Plan

Health, welfare and retirement expense was approximately $6,354,000 in fiscal 1997, $6,036,000 in fiscal 1996 and $5,942,000 in fiscal 1995 under plans covering union employees. Such plans are administered through the unions involved. Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan's unfunded vested benefits in the event of withdrawal (as defined by the legislation) from a plan or plan termination. The Company participates in a number of these pension plans and may have potential obligation as a participant. The information required to determine the total amount of this contingent obligation, as well as the total amount of accumulated benefits and net assets of such plans, is not readily available. However, the Company has no present intention of withdrawing from any of these plans, nor has the Company been informed that there is any intention to terminate such plans (see Note 16).

401(k)/Profit Sharing Plan

The Company maintains an employee 401(k) Savings Plan for all qualified non-union employees. Employees are eligible to participate in the Plan after completing one year of service (1,000 hours) and attaining age 21. Employee contributions are discretionary to a maximum of 15% of compensation. Effective October 1, 1997, the Company matches 25% of the employees' contributions up to 6% of employee compensation. The Company has the right to make additional discretionary contributions which are allocated to each eligible employee in proportion to their compensation. 401(k) expense for the fiscal year ended November 1, 1997 was approximately $12,000.

Note 18 -- Other Postretirement and Postemployment Benefits

Postretirement Benefits

The Company provides certain current and former officers with supplemental income payments and limited medical benefits during retirement. The Company recorded an estimate of deferred compensation payments to be made to the officers based on their anticipated period of active employment and the relevant actuarial assumptions at November 1, 1997 and November 2, 1996. The Company purchased life insurance to partially fund this obligation. The participants have agreed to certain non-compete arrangements and to provide continued service availability for consulting services after retirement.

Net periodic postretirement benefit cost expense consists of the following:

                                             Fiscal        Fiscal         Fiscal
                                              1997          1996           1995
                                            ------------------------------------
     Service cost--benefits
       earned during
       the period ....................      $ 18,000      $ 16,000      $ 13,000
     Interest cost ...................        90,000        83,000        80,000
     Net amortization
       and deferral ..................        38,000        30,000        35,000
                                            ------------------------------------
     Net periodic postretirement
       benefit cost ..................      $146,000      $129,000      $128,000
                                            ====================================

ANNUAL REPORT 1997
================================================================================

The following table sets forth the funded status and amounts recognized in the Company's consolidated financial statements at November 1, 1997 and November 2, 1996.

                                                   November 1,       November 2,
                                                      1997              1996
                                                   -----------------------------
     Accumulated postretirement
       benefit obligation ....................     $ 1,309,000      $ 1,240,000
     Unrecognized net loss, amortized over
       eleven and nine years .................        (414,000)        (480,000)
     Unrecognized prior service cost,
       amortized over ten years ..............         (36,000)            --
                                                   -----------------------------
     Accrued postretirement benefit cost .....     $   859,000      $   760,000
                                                   =============================

The assumed discount rate used in determining the postretirement benefit obligation as of November 1, 1997 and November 2, 1996 was 7.5% and 8%, respectively.

Postemployment Benefits

Effective October 29, 1994, the Company adopted SFAS No. 112. Under SFAS No. 112, the Company is required to accrue the expected cost of providing postemployment benefits, primarily short-term disability payments, over the working careers of its employees. The Company previously expensed the cost of these benefits as claims were paid.

The effect of this change as of October 29, 1994 resulted in a charge to income of $129,000, net of an income tax benefit of $107,000, and has been presented as a cumulative effect of a change in accounting method in the accompanying consolidated statement of operations for fiscal 1995.

The accrued liability under SFAS No. 112 as of November 1, 1997 and November 2, 1996 was $384,000 and $306,000, respectively.

Note 19-- Noncash Investing and Financing Activities

A capital lease obligation of $4,184,000 was incurred when the Company entered into a lease for a store in a sale/leaseback transaction during the year ended November 1, 1997.

During the year ended November 2, 1996, the Company acquired additional property and equipment for $13,181,000. In conjunction with the acquisition, liabilities were assumed as follows:

     Cost of property and equipment acquired .............         $ 13,181,000
     Cash paid ...........................................           (6,645,000)
                                                                   ------------
     Liabilities assumed .................................         $  6,536,000
                                                                   ============

In addition, a capital lease obligation of $5,610,000 was incurred in fiscal 1996 when the Company entered into a lease for a new store.

The Company was required to make an additional investment in Wakefern for $900,000 for the two new stores opened during the year ended November 2, 1996. In conjunction with the investment, liabilities were assumed for the same amount.

At November 2, 1996, the additional minimum liability of $880,000, the related intangible of $74,000 and the direct charge to equity of $806,000 were reversed since the Company's defined benefit plans assets exceeded the accumulated benefit obligations.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

Note 20 -- Unaudited Summarized Consolidated Quarterly Information

Summarized quarterly information for the years ended November 1, 1997 and November 2, 1996 was as follows:

                                             Thirteen Weeks Ended
                                ------------------------------------------------
                                February 1,    May 3,     August 2,  November 1,
                                   1997         1997        1997        1997
                                ------------------------------------------------
                                 (Dollars in thousands, except per share data)
Sales ......................... $ 163,356    $ 155,986    $ 161,128   $ 156,261
Gross profit ..................    40,588       39,766       40,904      39,709
Net income ....................       176           72          245         571
Mandatory preferred stock
  dividend requirement ........       (34)         (23)        --          --
Earnings available to common
   stock ......................       142           49          245         571
Earnings available per
common share ..................       .13          .04          .22         .51



                                          Thirteen-Fourteen Weeks Ended
                                ------------------------------------------------
                                January 27,   April 27,   July 27,   November 2,
                                   1996         1996        1996        1996
                                ------------------------------------------------
                                 (Dollars in thousands, except per share data)
Sales .......................   $ 146,303    $ 140,815    $ 147,793   $ 166,232
Gross profit ................      36,540       35,525       37,756      42,245
Net income ..................         496          374          320         206
Mandatory preferred stock
  dividend requirement ......         (34)         (34)         (34)        (34)
Earnings available to
  common stock ..............         462          340          286         172
Earnings available per
common share ................         .41          .31          .25         .16

Note 21 -- Subsequent Events

On November 14, 1997, the Company obtained additional financing on the Revolving Credit and Term Loan Agreement (Note 9) of $1,500,000. This additional financing ("Expansion loan") was used to purchase a building in Linden, New Jersey at a cost of $600,000 on November 14, 1997. The remaining balance of the loan will be used to renovate the building and add additional equipment. The expansion loan is collateralized by the building, all improvements and equipment. The note will be payable in monthly installments of $12,500 plus interest at a fixed rate of 9.18%, maturing December 1, 2004.

The Revolving Credit and Term Loan Agreement was amended January 15, 1998. The amendment adjusted the interest rate for the Term Loan C and the stock redemption loan to a fixed rate of 8.38% for the remaining term of the loans.

================================================================================
INDEPENDENT
AUDITORS'
REPORT

Board of Directors and Shareholders
Foodarama Supermarkets, Inc.
Freehold, New Jersey

We have audited the accompanying consolidated balance sheets of Foodarama Supermarkets, Inc. and Subsidiaries as of November 1, 1997 and November 2, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended November 1, 1997 and November 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated statements of operations, shareholders' equity and cash flows of Foodarama Supermarkets Inc. and Subsidiaries for the fiscal year ended October 28, 1995 were audited by other auditors whose report dated January 25, 1996 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Foodarama Supermarkets, Inc. and Subsidiaries as of November 1, 1997 and November 2, 1996 and the results of their operations and their cash flows for the fiscal years ended November 1, 1997 and November 2, 1996 in conformity with generally accepted accounting principles.



/s/ Amper, Politziner & Mattia, P.A.

January 23, 1998
Edison, New Jersey

================================================================================
INDEPENDENT
AUDITORS'
REPORT

Board of Directors and Shareholders
Foodarama Supermarkets, Inc.
Freehold, New Jersey

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended October 28, 1995 of Foodarama Supermarkets, Inc. and Subsidiaries. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Foodarama Supermarkets, Inc. and Subsidiaries for the fiscal year ended October 28, 1995 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP


January 25, 1996
Parsippany, New Jersey

[LOGO] SHOP RITE

FOODARAMA SUPERMARKETS, INC.

922 Highway 33, Building 6, Suite 1, Howell, New Jersey 07731

(732) 462-4700

                           For Shares of Common Stock

                          FOODARAMA SUPERMARKETS, INC.
                 PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
          This Proxy is Solicited on behalf of the Board of Directors


     The undersigned hereby constitutes and appoints Joseph J. Saker and Richard
J. Saker and each of them, the attorney and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of Common Stock of FOODARAMA SUPERMARKETS, INC. registered in the name of the undersigned at the 1998 Annual Meeting of Shareholders of said Company which will be held on April 7, 1998 at 922 Highway 33, Building 6 suite 1, Howell, New Jersey at 10:30 a.m., local time, or any adjournment or adjournments thereof, for the purposes more fully described in the accompanying Proxy Statement, and in their discretion, on other matters which properly come before the meeting. The Board of Directors recommends a vote "FOR" such proposals.

                (Continued and to be Signed on the Reverse Side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                          FOODARAMA SUPERMARKETS, INC.

                                 April 7, 1998



                Please Detach and Mail in the Envelope Provided


A |X| Please mark your votes as in this example.

1.   Election of Directors.

     Nominees: Joseph J. Saker
               Richard J. Saker
               Charles T. Parton
               Albert Zager


                          FOR |_|        WITHHELD |_|


INSTRUCTION: To withold authority to vote for any individual nominee, write that nominee's name here:

________________________________________________________________________________


SIGNATURE ___________________________________   DATE _______________



2. The Proxy is authorized to transact such other business as may properly come before the meeting.


               FOR |_|         AGAINST |_|    ABSTAIN |_|


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise indicated above or unless this Proxy is revoked, the shares represented by this Proxy will be voted for the slate on Directors, and in the discretion of said Proxy on any other matter which may properly come before the meeting or any adjournments thereof.

     I will attend                      I will not attend
     the Annual Meeting. |_|            the Annual Meeting. |_|


SIGNATURE ___________________________________   DATE _______________